SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

Filed by the Registrant ☒
Filed by a Party other than the Registrant☐
Check the appropriate box:
☐ Preliminary Proxy Statement	☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12
NVR, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
     ☒ No fee required.
     ☐ Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
     (1) Title of each class of securities to which transaction applies:

     (2) Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     (4) Proposed maximum aggregate value of transaction:

     (5) Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.
     (1) Amount previously paid:

     (2) Form, schedule or registration statement no.:

     (3) Filing party:

     (4) Date filed:

NVR, INC.
11700 Plaza America Drive
Reston, VA 20190
NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
To be held on Friday, May 4, 2007
11:30 A.M. Eastern Standard Time
     NVR, Inc. will hold its Annual Meeting of Shareholders at 11:30 A.M. (Eastern Time) on Friday, May 4, 2007. We will hold the meeting at our corporate headquarters located at 11700 Plaza America Dr., Suite 500, Reston, Virginia.
     We are holding the meeting for the following purposes:
1.	To elect four nominees for director to serve three year terms and until their successors are duly elected and qualified;

2.	To ratify the appointment of the accounting firm of KPMG LLP as our independent auditor for the year ending December 31, 2007;

3.	Approval of an amendment to our Restated Articles of Incorporation to provide for majority voting of our directors in uncontested elections; and

4.	To transact other business that may properly come before the Annual Meeting or any adjournment or postponement of the Annual Meeting.
     The above items are fully described within the proxy statement, which is part of this notice. We have not received notice of any other matters that may properly be presented at the meeting.
     Only shareholders of record at the close of business on March 1, 2007 will be entitled to vote at the meeting. Whether or not you plan to attend the meeting, you are urged to date and sign the enclosed proxy card and return it promptly in the accompanying envelope. You are invited to attend the meeting in person. If you do attend the meeting, you may withdraw your proxy and vote in person.

By order of the Board of Directors,

/s/ James M. Sack

James M. Sack
Secretary and General Counsel
March 22, 2007

NVR, INC.
11700 Plaza America Drive
Suite 500
Reston, VA 20190
PROXY STATEMENT
     This Proxy Statement, Proxy Card and the Annual Report for the year ended December 31, 2006 are being mailed to our shareholders on or about March 22, 2007 in connection with the solicitation on behalf of the Board of Directors of NVR, Inc., a Virginia corporation, of proxies for use at our Annual Meeting of Shareholders. The Annual Meeting will be held on Friday, May 4, 2007, at our headquarters at 11700 Plaza America Dr., Suite 500, Reston, Virginia, 20190, at 11:30 A.M., Eastern Time, and at any and all postponements and adjournments thereof.
     We bear the cost of proxy solicitation, including expenses in connection with preparing, assembling and mailing the proxy solicitation materials and all papers accompanying them. We may reimburse brokers or persons holding shares in their names or in the names of their nominees for their expenses in sending proxies and proxy material to beneficial owners. In addition to solicitation by mail, certain of our officers, directors and regular employees, who will receive no extra compensation for their services, may solicit proxies by telephone, facsimile transmission, internet or personally. We have retained Georgeson Inc. to assist in the solicitation of brokers, bank nominees and institutional holders for a fee of approximately $4,000 plus out-of-pocket expenses.
     All voting rights are vested exclusively in the holders of our common stock, par value $.01 per share (the “Common Stock”). Only shareholders of record as of the close of business on March 1, 2007 (the “Record Date”) are entitled to receive notice of and to vote at the Annual Meeting. Shareholders include holders (the “Participants”) owning stock in our Profit Sharing Trust Plan and Employee Stock Ownership Plan (the “Plans”).
     The accompanying proxy card should be used to instruct the person named as the proxy to vote the shareholder’s shares in accordance with the shareholder’s directions. The persons named in the accompanying proxy card will vote shares of Common Stock represented by all valid proxies in accordance with the instructions contained thereon. In the absence of instructions, shares represented by properly executed proxies will be voted FOR the election of those four persons designated hereinafter as nominees for Class II of our directors, FOR the ratification of KPMG LLP as our Independent Auditor for 2007, FOR approval of an amendment to our Restated Articles of Incorporation to provide for majority voting of our directors in uncontested elections and in the discretion of the named proxies with respect to any other matters presented at the Annual Meeting.
     With respect to the tabulation of proxies, for the election of directors, the ratification of the appointment of KPMG LLP as our independent auditor, and approval of an amendment to our Restated Articles of Incorporation, abstentions and broker non-votes are counted for the purpose of establishing a quorum, but are not counted in the number of votes cast and will have no effect on the result of the vote on any matter other than the proposed amendment to our Restated Articles of Incorporation, on which they will be the equivalent of a vote “against.”
     Any shareholder may revoke his or her proxy at any time prior to its use by 1) filing with our Secretary, at 11700 Plaza America Drive, Suite 500, Reston, Virginia 20190, written notice of revocation, 2) duly executing a proxy bearing a later date than the date of the previously duly executed proxy, or 3) by attending the Annual Meeting and voting in person. Execution of the enclosed proxy will not affect your right to vote in person if you should later decide to attend the Annual Meeting.

     The proxy card also should be used by Participants to instruct the trustee of the Plans how to vote shares of Common Stock held on their behalf. The trustee is required under the applicable trust agreement to establish procedures to ensure that the instructions received from Participants are held in confidence and not divulged, released or otherwise utilized in a manner that might influence the Participants’ free exercise of their voting rights. Proxy cards representing shares held by Participants must be returned to the tabulator by May 1, 2007 using the enclosed return envelope and should not be returned to us. If shares are owned through the Plans and the Participant does not submit voting instructions by May 1, 2007, the trustee of the Plans will vote such shares in the same proportion as the voting instructions received from the other Participants. Participants who wish to revoke a proxy card will need to contact the trustee and follow its instructions.
     As of the Record Date, we had a total of 5,786,367 shares of Common Stock outstanding, each share of which is entitled to one vote. The presence, either in person or by proxy, of persons entitled to vote a majority of the outstanding Common Stock is necessary to constitute a quorum for the transaction of business at the Annual Meeting. Under our Restated Articles of Incorporation and Bylaws, holders of Common Stock are not entitled to vote such shares on a cumulative basis.

Election of Directors
(Proposal 1)
     Our Board of Directors, or the “Board,” is divided into three classes, the classes being as equal in number as possible. At the 2007 Annual Meeting, the following persons constituting Class II of the directors have been nominated by the Board of Directors to be elected to hold office for a three year term and until their successors are duly elected and qualified:
Manuel H. Johnson
David A. Preiser
John M. Toups
Paul W. Whetsell
     Our Restated Articles of Incorporation state that the number of directors on our Board will be no less than seven and no more than thirteen, as established from time to time by Board resolution. Currently, our Board has established the size of the Board as ten.
     Mr. Johnson, Mr. Preiser and Mr. Toups are current directors standing for reelection. Mr. Whetsell was appointed as a director on March 1, 2007 and is standing for election by our shareholders for the first time. Mr. Schar, NVR’s Chairman, recommended Mr. Whetsell to the Nominating Committee for consideration as a director. Each nominee has consented to serve as one of our directors if elected. Our Board of Directors has affirmatively determined that each of our Board of Directors’ proposed nominees is independent. Our Board does not contemplate that any of its proposed nominees listed above will become unavailable for any reason, but if any such unavailability should occur before the Annual Meeting, proxies may be voted for another nominee selected by the Board of Directors.
Vote Required
     Assuming the presence of a quorum, the affirmative vote of the holders of a plurality of the votes cast by the shares entitled to vote in person or by proxy at the Annual Meeting is required for the election of each of the four nominees named above. Unless marked otherwise, proxies received will be voted FOR the election of each of the four nominees named above. Shareholders may withhold their votes from the entire slate of nominees or from any particular nominee by so indicating in the space provided on the attached proxy card.
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS VOTING “FOR” ALL OF THE FOREGOING NOMINEES AS DIRECTORS OF NVR.
CORPORATE GOVERNANCE PRINCIPLES AND BOARD MATTERS
     We are committed to having sound corporate governance principles and practices. Having and acting on that commitment is essential to running our business efficiently and to maintaining our integrity in the marketplace. Our primary corporate governance documents, including our Corporate Governance Guidelines, Code of Ethics and all of the our Board of Directors’ committee charters, are available to the public on our internet website at http://www.nvrinc.com.

Board Structure and Committee Composition
     Our Restated Articles of Incorporation state that the number of directors on our Board will be no less than seven and no more than thirteen, as established from time to time by Board resolution. As of the date of this Proxy Statement, the Board has ten members.
     Dwight C. Schar, our executive chairman, leads our Board, which meets at least quarterly. In addition, our Corporate Governance Guidelines require that each year our Board name an independent lead director to chair meetings of our independent directors. The independent directors of our Board meet as a group at least annually. Our independent lead director position rotates annually between the Audit, Compensation, Corporate Governance and Nominating Committee chairmen. Robert C. Butler, the Chairman of our Corporate Governance Committee, served as our independent lead director for calendar year 2006. David A. Preiser, the Chairman of our Nominating Committee, assumed the independent lead director role for the 2007 calendar year.
     Our Board has the following six committees: Audit, Compensation, Corporate Governance, Executive, Nominating, and Qualified Legal Compliance. Each committee, other than the Executive Committee, meets at least annually to review its Committee Charter. During 2006, the full Board of Directors met seven times, the Audit Committee met five times, the Compensation Committee and Corporate Governance Committees each met three times, the Nominating Committee met twice, and the Qualified Legal Compliance Committee met once. The Executive Committee did not meet during 2006. Our independent directors met once during 2006 in executive session without the presence of non-independent directors and management. Each of our Board members attended at least 75% of all of our Board and their respective Committee meetings during 2006, and each then-standing director attended the 2006 annual meeting of shareholders. Our Board requires that our Board members attend each Board and Committee meeting in person. Our Board of Directors further requires that all current Board members and all nominees for election to our Board of Directors put forth in our proxy statement by our Board attend in person our annual meeting of shareholders, unless personal circumstances affecting such Board member or director nominee make such attendance impracticable or inappropriate.
Board Member Information
     The following sets forth certain pertinent information with respect to our current directors, including the nominees listed above.

		Year First Elected or Appointed/
Name	Age	Term Expires
Dwight C. Schar (3*)	65	1993/2008
C. Scott Bartlett, Jr. (1) (4) (6)	74	1993/2009
Robert C. Butler (1) (4) (5*) (6)	76	2002/2008
Timothy M. Donahue (2) (4)	58	2006/2009
Manuel H. Johnson (1*) (2) (5) (6*)	58	1993/2007
William A. Moran (3)	60	1993/2009
David A. Preiser (2) (4*) (5) (**)	50	1993/2007
George E. Slye (1) (3) (6)	76	1993/2008
John M. Toups (2*) (3) (5)	81	1993/2007
Paul W. Whetsell (2)(5)	56	2007/2007

(1)	Member of Audit Committee

(2)	Member of Compensation Committee

(3)	Member of Executive Committee

(4)	Member of Nominating Committee

(5)	Member of Corporate Governance Committee

(6)	Member of Qualified Legal Compliance Committee

(*)	Chairperson

(**)	Independent Lead Director

     Dwight C. Schar has been Chairman of the Board since September 30, 1993. Mr. Schar served as the President and Chief Executive Officer of NVR from September 30, 1993 through June 30, 2005. Mr. Schar is also a director of Six Flags, Inc.
     C. Scott Bartlett, Jr. has been a director since September 30, 1993. Mr. Bartlett retired as an Executive Vice President of National Westminster Bank USA, now Bank of America, Inc., in 1990. Mr. Bartlett is also a director of Abraxas Petroleum Corporation where he serves as the chairman of the audit committee and serves on the nominating committee.
     Robert C. Butler has been a director since May 1, 2002. Prior to his retirement, Mr. Butler served as Senior Vice President and Chief Financial Officer of Celgene Corporation from 1996 through 1998. Previously, Mr. Butler served as Chief Financial Officer of International Paper Co. In addition, Mr. Butler was the Chairman of the Financial Accounting Standards Advisory Council from 1997 through 2001. Mr. Butler is a director of Studio One Networks, Inc. He also serves on the Board of Trustees of COPE Center, Inc., a non-profit social services entity.
     Timothy M. Donahue has been a director since January 1, 2006. Prior to his retirement, Mr. Donahue was Executive Chairman of Sprint Nextel Corporation from August 2005 to December 2006. He previously served as president and chief executive officer of Nextel Communications, Inc. He began his career with Nextel in January 1996 as president and chief operating officer. Before joining Nextel, Mr. Donahue served as northeast regional president for AT&T Wireless Services operations from 1991 to 1996. Prior to that, he served as president for McCaw Cellular’s paging division in 1986 and was named McCaw’s president for the U.S. central region in 1989. He is also a director of Kodak and John Carroll University.
     Manuel H. Johnson has been a director since September 30, 1993. Dr. Johnson has been co-chairman and senior partner in Johnson Smick International, Inc., an international financial policy-consulting firm, since 1990. From August 1, 1997 until December 2003, Dr. Johnson was the chairman of the Board of Trustees and president of the Financial Accounting Foundation, which oversees the Financial Accounting Standards Board. Also during 1997, Dr. Johnson was named a member of the Independence Standards Board (which was dissolved on July 31, 2001), formed jointly by the Securities and Exchange Commission and the American Institute of Certified Public Accountants. Dr. Johnson is a founder and co-chairman of the Group of Seven Council, an international commission supporting economic cooperation among the major industrial nations. He is a director of Morgan Stanley Funds, Greenwich Capital Markets, Inc. and Evergreen Energy, Inc.
     William A. Moran has been a director since September 30, 1993. Mr. Moran has been the chairman of Elm Street Development, Inc. (“Elm Street”) since 1996. Mr. Moran is currently a director and shareholder of Craftmark, Inc., a homebuilder in Virginia, Maryland, Pennsylvania and Delaware and Craftstar, Inc., which develops, invests in and periodically sells apartments, condominiums, single family homes and townhomes in Virginia and Maryland. Mr. Moran is also a director and shareholder of ESD, Inc.
     David A. Preiser has been a director since September 30, 1993. Mr. Preiser has been a senior managing director and a member of the Board of Directors (now an advisory member) of the investment banking firm of Houlihan Lokey Howard & Zukin (“Houlihan Lokey”) since 2001. Prior to that date, Mr. Preiser was a managing director of Houlihan Lokey. Since January 1, 2005, Mr. Preiser has served as Chairman of Houlihan Lokey Howard and Zukin — Europe, pursuant to which he leads Houlihan Lokey’s European investment banking activities. Additionally, Mr. Preiser continues to hold the position of managing partner of Sunrise Capital Partners L.P., a distressed private equity fund affiliated with Houlihan Lokey since 1998, the investment strategy of which is to invest in bankrupt companies and turn-around situations. From 1990, Mr. Preiser had been active in coordinating Houlihan Lokey’s real estate and financial restructuring activities as a managing director. Mr. Preiser is also a director of Jos. A. Bank Clothiers, Inc.; Akrion, Inc.; Collective Licensing International, LLC; and AIT Holding Company, LLC.

     George E. Slye has been a director since September 30, 1993. Mr. Slye has been the chief executive officer and owner of GESCOM, Inc., a real estate investment firm, since 1983. Mr. Slye has also been acting as a business and real estate consultant with two West Coast corporations, Real Energy Corporation, LLC and Brentwood Capital Partners, during the last five years. Mr. Slye was a co-founder and vice-chairman of Spaulding and Slye Colliers, a major real estate development company with offices in Boston and Washington, D.C. He has served as a trustee of Babson College and University Hospital of Boston and as a director of Manufacturers Advisor Corporation of Toronto. In addition, Mr. Slye was a two-term president of the Greater Boston Real Estate Board. Mr. Slye was previously a director of two real estate trusts owned by Travelers Insurance Company, which are now merged into other Travelers entities.
     John M. Toups has been a director since September 30, 1993. Prior to his retirement, Mr. Toups held various management positions with Planning Research Corporation from 1970 through 1987, for which he was chief executive officer from 1978 to 1987 and chairman from 1982 to 1987. He is also a director of Halifax Corporation, GTSI, Inc. and Dewberry and Davis.
     Paul W. Whetsell has been a director since the Board appointed him on March 1, 2007. Mr. Whetsell has been the chairman of the board of Interstate Hotels and Resorts, Inc. (“Interstate”) since August 1998 and the president and chief executive officer of Capstar Hotel Company since 2006. From August 1998 until October 2003, he also served as the chief executive officer of Interstate and its predecessor. From August 1998 until May 2006, Mr. Whetsell served as the chairman and chief executive officer of Meristar Hospitality Corporation.
Board Independence
     Our Board has established Director independence standards to assist us in determining director independence, the standards of which either meet or exceed the independence requirements of the American Stock Exchange’s (“AMEX”) corporate governance listing standards (our common stock is listed on the AMEX). Our independence standards are included within our Corporate Governance Guidelines which are available on our website at http://www.nvrinc.com. Our Board considers all relevant facts and circumstances in making an independence determination. To be considered “independent” under our independence standards, a director must be determined, by a resolution of our Board, to have no material relationship with us (other than as a director) directly or indirectly, that would interfere with the exercise of independent judgment.
     Our Board has affirmatively determined that Mssrs. Bartlett, Butler, Donahue, Johnson, Preiser, Slye, Toups and Whetsell are independent pursuant to our independent standards and have no material relationship with us, directly or indirectly, that would interfere with the exercise of independent judgment. Mr. Schar, our Executive Chairman, and Mr. Moran, an existing director who controls a company from which we acquire a small portion of our finished lots upon which to build our homes, have been determined by our Board not to be “independent.”

     When our Board met to analyze the independence of its member, it analyzed two separate transactions that it considered immaterial to the independence of the directors involved:
•	Mr. Toups is a director of Dewberry & Davis (“Dewberry”), a privately held professional services firm that provides engineering, surveying and environmental sciences services. Previously, the independent members of our Board (with Mr. Toups abstaining) authorized us to obtain services in the ordinary course of business from Dewberry, the services of which included engineering and surveying of certain finished lots upon which we build our homes. We obtained services from Dewberry during 2006.
•	Mr. Donahue was the Executive Chairman of Sprint Nextel Corporation (“Sprint”) through December 31, 2006. Previously, the independent members of our Board authorized us to obtain services in the ordinary course of business from Sprint. We obtained telecommunication services from Sprint during 2006.
Board Committees
Audit Committee
     We have a separately designated standing Audit Committee comprised of four members, each of whom satisfies the independence standards specified above and Rule 10A-3(b)(1) under the Securities Exchange Act of 1934 (“1934 Act”). All current members of our Audit Committee are financially literate and are able to read and understand fundamental financial statements, including a balance sheet, income statement and cash flow statement. Our Board has determined that Manuel H. Johnson, our current Audit Committee Chairman, qualifies as an audit committee financial expert as defined within Section 229-401(h) of the 1934 Act. This designation does not impose on Mr. Johnson any duties, obligations or liability that are any greater than are generally imposed on him as a member of our Audit Committee and our Board, and his designation as an audit committee financial expert pursuant to this Securities and Exchange Commission (“SEC”) requirement does not affect the duties, obligations or liability of any other member of our Audit Committee or our Board.
     Our Audit Committee operates pursuant to a charter adopted by our Board that is available at http://www.nvrinc.com. As enumerated in the Charter, our Audit Committee was established to assist our Board’s oversight of (1) the integrity of our accounting and financial reporting processes, (2) our compliance with legal and regulatory requirements, (3) our independent external auditor’s qualifications and independence, and (4) the performance of our internal audit function and independent external auditors. Among other things, our Audit Committee prepares the Audit Committee Report for inclusion in our proxy statement; annually reviews our Audit Committee Charter and the Audit Committee’s performance; appoints, evaluates and determines the compensation of our independent external auditors; and maintains written procedures for the receipt, retention and treatment of complaints on accounting, internal accounting controls or auditing matters, as well as for the confidential, anonymous submissions by our employees of concerns regarding questionable accounting or auditing matters. Our Audit Committee has the authority and available funding to engage any independent legal counsel and any accounting or other expert advisors, as our Audit Committee deems necessary to carry out its duties.

Compensation Committee
     We have a separately designated standing Compensation Committee comprised of five members, each of whom satisfies our independence standards specified above. Our Compensation Committee operates pursuant to a charter adopted by our Board that is available at http://www.nvrinc.com.
Description of Duties
     Among other things, our Compensation Committee (1) determines the compensation of our Executive Chairman and our Chief Executive Officer (“CEO”) and, based in part on the recommendation of the Executive Chairman and the CEO, of all of our other executive officers; (2) periodically reviews and makes recommendations to the Board with respect to the compensation of our directors; (3) administers and interprets incentive compensation and stock option plans for our employees; (4) prepares our Compensation Committee Report for inclusion in our annual meeting proxy statement in accordance with applicable rules and regulations of the SEC; (5) makes recommendations to our Board about succession planning for our CEO, and in conjunction with the CEO, also considers succession planning for other of our key positions; and (6) annually reviews our Compensation Committee Charter and the Compensation Committee’s performance. Our Compensation Committee also has the sole authority and appropriate funding to obtain advice and assistance from compensation consultants, and internal or outside legal, accounting or other expert advisors that it determines necessary to carry out its duties.
Compensation Consideration and Determination
     See the Compensation Determination Process included in the Compensation Discussion and Analysis below.
     We do not engage compensation consultants to set executive officer compensation each year. Rather, we engage consultants on an as needed basis as determined by us or our Compensation Committee (we did not engage any such consultant during 2006). For example, we engaged a compensation consultant in early 2005 to assist us in formulating the terms of the 2005 Stock Option Plan. This was done to ensure that all of the plan terms, including the four-year performance measure that is required to be met for vesting (see the “EPS Target” discussion in the Fixed —Price Stock Option section of our Compensation Discussion and Analysis below), appropriately achieved and satisfied all of our objectives.
     Our Compensation Committee has the only authority to grant stock options to our named executive officers. Our Compensation Committee, by resolution, has delegated authority to either the Executive Chairman or CEO, and the Senior Vice President of Human Resources, jointly, to grant options to new and existing employees below the executive officer rank. The Senior Vice President of Human Resources must report any options granted pursuant to this delegated authority to the Compensation Committee at their next scheduled meeting after the delegated authority is exercised. We do not have a program, plan or practice in place to grant options in coordination with the release of material non-public information.

Compensation Committee Interlocks and Insider Participation
     During 2006, our compensation committee was comprised of Mr. Toups, Mr. Donahue, Mr. Johnson, and Mr. Preiser, all of who are independent directors. None of our executive officers served as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of our Board or our Compensation Committee; accordingly, there were no interlocks with other companies within the meaning of the SEC’s proxy rules during 2006.
Nominating Committee
     We have a separately designated standing Nominating Committee comprised of four members, each of whom satisfies our independence standards specified above. The Nominating Committee operates pursuant to a charter adopted by the Board that is available at http://www.nvrinc.com.
     Among other things, the Nominating Committee (1) identifies individuals qualified to become Board members; (2) recommends that our Board select the director nominees for the next annual meeting of shareholders; (3) recommends to our Board names of individuals to fill any vacancies on our Board that arise between annual meetings of shareholders; (4) considers from time to time our Board committee structure and makeup; and (5) annually reviews our Nominating Committee Charter and the Nominating Committee’s performance. Our Nominating Committee also has the sole authority and appropriate funding to obtain advice and assistance from executive search firms, and internal or outside legal, accounting or other expert advisors that it determines necessary to carry out its duties.
Attached as Appendix A are our Policies and Procedures for the Consideration of Board of Directors Candidates, including nominations submitted by our security holders. This material is also available at http://www.nvrinc.com.
Corporate Governance Committee
     We have a separately designated standing Corporate Governance Committee comprised of five members, each of whom satisfies our independence standards specified above. The Corporate Governance Committee operates pursuant to a charter adopted by our Board that is available at http://www.nvrinc.com. Our Corporate Governance Guidelines are also available at http://www.nvrinc.com.
     Among other things, the Corporate Governance Committee (1) develops and recommends to our Board a set of corporate governance principles; (2) annually reviews and assesses the adequacy of our Corporate Governance Guidelines, including ensuring that they reflect best practices where appropriate; and (3) annually reviews our Corporate Governance Committee Charter and the Corporate Governance Committee’s performance. Our Corporate Governance Committee must obtain Board approval for funding to obtain advice and assistance from internal or outside legal, accounting or other expert advisors that it determines necessary to carry out its duties.
Qualified Legal Compliance Committee
     Our Qualified Legal Compliance Committee (“QLCC”) is a separately designated standing committee, currently consisting of all of the members of our Audit Committee. It was established to assist our Board in fulfilling its responsibilities relating to oversight of legal compliance by our employees and us and to meet the requirements for a qualified legal compliance committee under Part 205 of the rules of the SEC (the “Part 205 Rules”). The composition of the QLCC is intended to comply with all independence requirements under the Part 205 Rules. Our QLCC operates pursuant to a charter adopted by our Board and is available at http://www.nvrinc.com. Our QLCC annually reviews the QLCC Charter and the QLCC’s performance.

     Our QLCC has adopted written procedures for the confidential receipt, retention and consideration of any report of evidence of a material violation of securities laws or material breach of fiduciary duty or similar material violation by us, or our directors, officers, employees or agents (“Material Violation”) under the Part 205 Rules, and has the authority and responsibility (1) to inform our chief legal officer (“CLO”), CEO and chief financial officer (“CFO”) of any report of evidence of a Material Violation; (2) to determine whether an investigation is necessary regarding any report of evidence of a Material Violation and; (3) if our QLCC determines an investigation is necessary or appropriate, initiate such investigation; (4) to obtain a written report from our CLO or outside counsel conducting any such investigation at the investigation’s conclusion; (5) recommend, by majority vote, that we implement an appropriate response to evidence of a Material Violation and inform our Board, CEO, CLO and CFO of the results of any such investigation and the appropriate remedial measures to be adopted; and (6) acting by majority vote, to take all other appropriate action, including the authority to notify the SEC in the event that we fail in any material respect to implement an appropriate response that our QLCC has recommended that we take. Our QLCC has the authority and available funding to engage any independent legal counsel, accounting or other expert advisors as our QLCC deems necessary to carry out its duties.
Executive Committee
     Our Executive Committee was established pursuant to our Bylaws to have such powers, authority and responsibilities as may be determined by a majority of our Board of Directors. Our Executive Committee has never met, nor has our Board ever delegated any powers, authority or responsibilities to the Executive Committee. Our Board of Directors intends to continue the practice of considering corporate matters outside the scope of our other existing Board committees at the full Board level.
Security Holder Communications with the Board of Directors
     Our Policies and Procedures Regarding Security Holder Communications with the NVR, Inc. Board of Directors are available at http://www.nvrinc.com.
     Transactions With Related Persons
     During the year ended December 31, 2006, we entered into forward lot purchase agreements to purchase finished building lots for a total purchase price of approximately $30,000,000 with Elm Street Development, Inc. (“Elm Street), which is controlled by Mr. Moran. The independent members of our Board approved these transactions, and we expect to purchase these finished lots over the next three years at market prices. During 2006, NVR purchased 284 developed lots at market prices from Elm Street for approximately $50,000,000.
     During 2006, one of Mr. Saville’s adult children who lives independent of him entered into a sales contract to purchase one of our homes for $733,000. The sale closed in February 2007. The price and the terms of the sale were no less favorable than those that would have been entered into with an unrelated third party, and our independent Directors approved the sale.

     During February 2007, Mr. Bartlett’s adult child who lives independent of him entered into a sales contract to purchase one of our homes for $324,000. The sale is expected to close in 2007. The price and the terms of the sale are no less favorable than those that would have been entered into with an unrelated third party, and our disinterested independent Directors approved the sale.
     During 2006, we had two marketing and promotional arrangements with certain entities controlled by or affiliated with the Washington Redskins National Football League franchise (the “Redskins”). Mr. Schar is a minority owner of the Redskins. Our independent directors approved each of these arrangements. In total, we incurred or committed to incur approximately $179,500 under these marketing and promotional arrangements.
Procedures for Approval of Related Person Transactions
     All related person transactions affecting us that are potentially disclosable under Item 404(a) of Regulation S-K must be considered, reviewed and approved or ratified by the disinterested, independent directors of our Board, regardless of the type of transaction or amount involved. This requirement is contained within various written documents, including Section 7.05 of our Bylaws (available on our website at http://www.nvrinc.com), Sections 1 and 3 of our Code of Ethics (available on our website at http://www.nvrinc.com), which makes reference to the approval requirements of related party transactions contained within the AMEX’s listing standards, and our internal Standards of Business Conduct, Human Resource and Financial Policies and Procedures.
Security Ownership of Certain Beneficial Owners and Management
     The following tables sets forth certain information as to the beneficial ownership of Common Stock by each person known by us to be the beneficial owner of more than 5% of the outstanding Common Stock as of the dates indicated, and each director, director nominee and executive officer and by all directors and executive officers as a group as of March 1, 2007. Except as otherwise indicated, all shares are owned directly and the owner has sole voting and investment power with respect thereto.
Certain Beneficial Owners

Name and Address of Holder	Number of Shares		Percent of Class
Barclays Global Investors, N.A.	735,947	(1)	12.7%
45 Fremont Street San Francisco, CA 94105
Putnam, LLC	386,910	(2)	6.7%
One Post Office Square Boston, MA 02109
Janus Capital Management LLC	305,734	(3)	5.3%
151 Detroit Street Denver, CO 80206

(1)	Of the shares that were reported within a Schedule 13G filed January 23, 2007, the entity has sole voting power of 674,829 shares and sole investment power of 735,947 shares.

(2)	Of the shares that were reported within a Schedule 13G filed February 13, 2007, the entity has shared voting power of 21,735 shares and shared investment power of 386,910 shares.

(3)	Of the shares that were reported within a Schedule 13G filed February 14, 2007, the entity has sole voting and investment power of 305,734 shares.

Directors and Management

Name	Number of Shares		Percent of Class
Dwight C. Schar	542,796	(1)	9.4%
C. Scott Bartlett, Jr.	9,380	(2)	*
Robert C. Butler	4,550	(3)	*
Timothy M. Donahue	200		*
Manuel H. Johnson	30,215	(4)	*
William A. Moran	24,750		*
David A. Preiser	5,800	(5)	*
George E. Slye	4,250		*
John M. Toups	18,718	(6)	*
Paul W. Whetsell	—		*
William J. Inman	121,605	(7)	2.1%
Paul C. Saville	302,762	(8)	5.1%
Dennis M. Seremet	70,993	(9)	1.2%
Robert W. Henley	5,514	(10)	*

All directors, director nominees and executive officers as a group (14 persons)	1,141,533		19.0%

*	Less than 1%.

(1)	Includes 3,021 vested shares held by the NVR, Inc. Employee Stock Ownership Plan in trust, 242,653 vested shares held in a Deferred Compensation Rabbi Trust and 31,928 shares held as a discretionary investment in the NVR, Inc. Profit Sharing Plan. Excludes 5,013 shares held in a Deferred Compensation Plan, which are not distributable until six months subsequent to separation of service.

(2)	Includes 3,875 vested options issued under the NVR, Inc. 1998 Directors’ Long Term Stock Option Plan, 4,250 vested options issued under the NVR, Inc. 2000 Broad-Based Stock Option Plan and 755 shares owned by his wife.

(3)	Includes 4,250 vested options issued under the NVR, Inc. 1998 Directors’ Long Term Stock Option Plan.

(4)	Includes 12,500 vested options issued under the NVR, Inc. 1998 Directors’ Long Term Stock Option Plan, 4,250 vested options issued under the NVR, Inc. 2000 Broad-Based Stock Option Plan and 65 shares owned by his son.

(5)	Includes 4,250 vested options issued under the NVR, Inc. 2000 Broad-Based Stock Option Plan.

(6)	Includes 12,500 vested options issued under the NVR, Inc. 1998 Directors’ Long Term Stock Option Plan, 4,250 vested options issued under the NVR, Inc. 2000 Broad-Based Stock Option Plan and 43 shares owned by his wife.

(7)	Includes 12,500 vested options issued under the NVR, Inc. 2000 Broad-Based Stock Option Plan, 86,384 vested shares held in a Deferred Compensation Rabbi Trust, 3,118 vested shares held by the NVR, Inc. Employee Stock Ownership Plan in trust and 22 shares held as a discretionary investment in the NVR, Inc. Profit Sharing Plan.

(8)	Includes 77,500 vested options issued under the 1998 Management Long Term Stock Option Plan, 37,500 vested options issued under the NVR, Inc. 2000 Broad-Based Stock Option Plan, 3,117 vested shares held by the NVR, Inc. Employee Stock Ownership Plan in trust, 4,290 shares held as a discretionary investment in the NVR, Inc. Profit Sharing Plan, 60,000 shares held in a family LLC, 105,883 vested shares held in a Deferred Compensation Rabbi Trust and 2,000 shares owned by his children. Excludes 777 shares held in a Deferred Compensation Plan which are not distributable until six months subsequent to separation of service.

(9)	Includes 12,000 vested options issued under the 1998 Management Long Term Stock Option Plan, 12,500 vested options issued under the NVR, Inc. 2000 Broad-Based Stock Option Plan, 3,000 vested shares held by the NVR, Inc. Employee Stock Ownership Plan in trust, 2,016 shares held as a discretionary investment in the NVR, Inc. Profit Sharing Plan, 40,527 vested shares held in a Deferred Compensation Rabbi Trust and 600 shares owned by his children.

(10)	Includes 2,500 vested options issued under the 1996 Management Long-term Stock Option Plan, 1,750 vested options issued under the NVR, Inc. 2000 Broad-Based Stock Option Plan, 1,016 vested shares held by the NVR, Inc. Employee Stock Ownership Plan in trust and 248 shares held as a discretionary investment in the NVR, Inc. Profit Sharing Plan.
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
     Section 16(a) of the 1934 Act requires our directors and executive officers and persons who own more than 10% of our Common Stock to file reports of ownership and changes in ownership of such stock with the SEC and the AMEX. Directors, executive officers and greater than 10% shareholders are required by SEC regulations to furnish us with copies of all such forms filed. To our knowledge, based solely on a review of the copies of such reports furnished to us during 2006 and written representations that no other reports were required, all directors, executive officers and greater than 10% shareholders complied with all applicable Section 16(a) filing requirements.

THE FOLLOWING REPORT OF THE AUDIT COMMITTEE SHALL NOT BE DEEMED TO
BE “SOLICITING MATERIAL” OR TO BE “FILED” WITH THE SECURITIES AND
EXCHANGE COMMISSION UNDER THE SECURITIES ACT OF 1933 OR THE
SECURITIES EXCHANGE ACT OF 1934 OR INCORPORATED BY REFERENCE IN ANY
DOCUMENT SO FILED.
Report of the Audit Committee
     NVR’s Audit Committee is solely comprised of independent directors as defined by our independence standards (see above) and in the applicable SEC rules, and operates pursuant to a charter adopted by our Board, which is available at http://www.nvrinc.com.
     Our management has primary responsibility for preparing our financial statements and establishing financial reporting systems and internal controls. Management also has the responsibility of reporting on the effectiveness of our internal controls over financial reporting. Our independent external auditor, KPMG LLP, is responsible for expressing opinions on the conformity of our audited financial statements with accounting principles generally accepted in the United States of America and on management’s report on the effectiveness of its internal control over financial reporting. In this context, the Audit Committee hereby reports as follows:
1.	The Audit Committee has reviewed and discussed the audited financial statements and managements’ assessment of the effectiveness of our internal controls over financial reporting with management, and reviewed and discussed KPMG LLP’s audit opinions with KPMG LLP;

2.	The Audit Committee has discussed with KPMG LLP the matters required to be discussed by Statement on Auditing Standards (“SAS”) 61 (Codification of Statements on Auditing Standards, AU 380), SAS 99 (Consideration of Fraud in a Financial Statement Audit) and SEC rules discussed in Final Releases 33-8183 and 33-8183a;

3.	The Audit Committee has received the written disclosures and the letter from KPMG LLP required by Independence Standards Board Standard No. 1 (“Independence Discussions with Audit Committee”), and has discussed with KPMG LLP their independence; and

4.	Based on the reviews and discussions referred to in paragraphs (1) through (3) above, the Audit Committee recommended to the Board, and the Board has approved, that the audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2006, for filing with the SEC.
The undersigned, constituting all of the members of the Audit Committee, have submitted this report to the Board of Directors.
Manuel H. Johnson (Chairman), C. Scott Bartlett, Jr., Robert C. Butler, and George E. Slye

COMPENSATION DISCUSSION AND ANALYSIS
General Compensation Philosophy and Objectives
     Our general compensation philosophy for our named executive officers is to place significant focus on, and reward achievement of, long-term objectives, which is necessary considering the industry in which we operate. Residential real estate projects often take a substantial period of time to mature. A typical community in which we sell and build homes may take anywhere between one year and five years to build out completely. For us to be successful, it is necessary for us to control land from our developers upon which to build our homes several years in advance of our sales and construction efforts. The homebuilding industry is cyclical and exhibits peaks and troughs over a long-term period. Because we need to effectively manage our business over lengthy project time periods and during different stages of the homebuilding economic cycle, we believe that the bulk of our named executive officers’ compensation should be predicated upon our long-term results of operations, and not on short-term quarterly or annual measures. We do this by limiting short-term cash compensation opportunities and emphasizing long-term earning opportunities through ownership of our common stock. Specifically, we:
•	pay cash compensation to our named executive officers based on their positions, and what we believe to be low relative to comparable positions in other publicly traded companies within our industry;

•	cap the annual cash bonus opportunity of our named executive officers at 100% of their base salary, and we do not provide any opportunity to exceed that amount for short-term quarterly or annual performance in excess of our expectation from our business plan; and

•	issue our named executive officers periodic (though not annual) grants of fixed-price stock options that vest over a long-term vesting schedule. Each grant has a four- to five-year holding period before vesting begins. The vesting of each grant is over an additional four-year period in 25% increments. We layer our option grants such that each named executive officer has one grant that is within the holding period before vesting begins, and another grant that is actively vesting over the additional four-year period.
     A long-term equity interest in our company by our named executive officers is the major thrust of our philosophy. We believe that providing the bulk of their compensation in the form of fixed price stock options with a long-term vesting schedule is an effective way to retain their services, and the services of all of our other management employees compensated in the same manner, over a long-term period. Additionally, each stock option agreement contains non-compete provisions that protect our interests. Retention of our experienced management team, which includes our named executive officers, has been and will continue to be one of our most key strategic goals in managing our business. To encourage further equity ownership, we give each of our named executive officers, at their choice, the opportunity to defer any salary or annual bonus awards due to them into our deferred compensation plan. All deferred amounts must be invested solely in our common stock and paid out only after separation of service. We also require our named executive officers to continuously hold our common stock with a market value of four to eight times their respective base salaries (see the Deferred Compensation Plan and Stock Holding Requirement discussions below, respectively). We believe that fostering a long-term focus through equity compensation and ownership effectively aligns our named executive officers’ interest with those of our shareholders.

Compensation Determination Process
     The Compensation Committee of our Board of Directors approves all compensation awarded to our named executive officers. The CEO and the Senior Vice President of Human Resources make recommendations to the Committee regarding all compensation to be awarded to our CFO, NVRM President and the Controller, which are generally accepted by the Committee. These recommendations are based on salary information for comparable positions at other large, publicly traded homebuilding and mortgage companies, as well as individual performance. The Committee deliberates on and establishes our Chairman and CEO’s compensation on its own initiative, though we do provide the Committee with salary survey data and comparative financial measures (our financial and operating performance compared to information publicly-available on our industry peers) to use in their deliberations, if they choose. For further information on our Compensation Committee’s processes and procedures, see Corporate Governance above in this proxy statement.
Elements of Compensation
Base Salary
     Our objective in providing our named executive officers a base salary is to provide a minimum level of cash compensation for employment services rendered. The amounts are set considering i) comparable salaries of peer companies included in a national homebuilder salary survey prepared by Analytical Consulting Companies, Inc., ii) our overall operating performance during the prior fiscal year, and iii) qualitative factors, such as the named executive officer’s relative experience and performance in the position. Included in the salary survey are many companies included in the Dow Homes Construction Index, such as: Beazer Homes USA, Inc., Centex Homes, D. R. Horton, Inc., KB Home, Lennar Corporation, MDC Holdings, Meritage Corporation, Pulte Corporation, Standard Pacific Corporation, The Ryland Group, Toll Brothers, Inc. and WCI Communities.
     The salaries paid to Mssrs. Saville, Seremet and Henley for 2006 were set between the 50th and 80th percentile of the survey data, reflecting our desire to focus more on long term incentives than on short-term cash awards. For Mr. Inman, the salary selected was above the 90th percentile of the survey data, reflecting our judgment of his lengthy experience in the mortgage industry in general, and with us specifically. For 2006, Mr. Schar requested that the Committee reduce his aggregate salary and annual bonus award opportunity by a total of $1,000,000 (a $500,000 reduction to each of Mr. Schar’s salary and annual bonus award opportunity). This reduction corresponded with Mr. Schar’s successful transition of certain of his duties to Mr. Saville after we separated the Chairman and CEO roles in 2005.
     For 2007, Mr. Schar requested that his base salary and annual bonus opportunity be reduced to $0, and we have granted that request. In addition, for 2007 we have frozen the base salaries at 2006 levels for all of the other named executive officers to reflect the current downturn in the homebuilding industry.

Annual Bonus
     The annual bonus award opportunity is the only non-stock option incentive available to our named executive officers. The objective of the annual bonus portion of the total compensation package is to focus each of the named executive officers on the attainment of annual goals necessary to achieve our five-year business plan. We do this by establishing financial targets applicable to each named executive officer at the beginning of each year that are tied to our annual business plan. These annual objectives are consistent with the current year’s portion of our five-year business plan. The Board of Directors approves our business plans for the upcoming year in December each year. Historically, and for 2006, our named executive officers begin to earn the annual bonus award once the financial targets are at least 70% attained. The full amount of the annual bonus award is earned ratably from 70% up to 100% of the financial target attainment. We have never exercised discretion in awarding bonuses in amounts different, either higher or lower, from the amount calculated by our actual results relative to the preset performance target and attainment ranges. The named executive officers can earn no more than 100% of their base salary as a bonus award, which is earned once 100% of the financial targets are attained. Attainment of greater than 100% of the financial target has no impact on the amount of the bonus award earned. The annual bonus is payable in cash, and may be deferred at the election of the named executive officer. See the Deferred Compensation Plans discussion below.
     The financial target for corporate executives in 2006 was predicated upon our consolidated pre-tax profit (before consolidated annual bonus and stock-based compensation expense but after all other charges). The financial targets used in 2006 for the mortgage banking operation were pre-tax profit (before annual bonus expense, stock-based compensation expense and certain corporate overhead cost allocations) and return on invested capital. Because their duties are associated with our business as a whole, the bonus opportunity for each of Mssrs. Schar, Saville, Seremet and Henley was measured solely on achieving the consolidated pre-tax profit objective. The bonus opportunity for Mr. Inman, who leads our mortgage banking operations, was measured 50% on the mortgage banking operation’s pre-tax profit, 25% on the mortgage banking operation’s return on invested capital, and 25% on our consolidated pre-tax profit. Because we failed to meet the 70% threshold for consolidated pre-tax profit in 2006, none of Mssrs. Schar, Saville, Seremet or Henley earned any annual bonus award in 2006. Mr. Inman earned approximately 40% of his maximum incentive award in 2006, based on our achievement of 44% of the mortgage banking operation pre-tax profit target and 71% of the mortgage banking operation return on invested capital target. See the Grants of Plan-Based Award Table below for additional information on these awards and performance metrics for 2006.
     For 2007, to properly focus us on managing out of the downturn currently being experienced in the homebuilding industry, we have adjusted the financial targets and tightened the threshold and attainment ranges under the annual cash bonus plan as discussed in detail below. The annual bonus opportunity will remain capped at 100% of base salary for the named executive officers, with the exception of Mr. Schar, who, as noted above, requested that his bonus opportunity for 2007 be reduced to $0.

     The annual bonus opportunity for Mr. Saville, Mr. Seremet and Mr. Henley will be based 80% upon our consolidated pre-tax profit (before consolidated annual bonus and stock-based compensation expense but after all other charges) and 20% based on the number of new orders (net of cancellations) that we generate compared to the consolidated pre-tax profit and new orders within our 2007 annual business plan. The new orders measure was added for 2007 to properly focus our named executive officers on driving new orders during the downturn currently being experienced in the homebuilding industry. Mssrs. Saville and Seremet begin to earn the consolidated pre-tax profit portion of their annual bonus award once the target is at least 100% attained. The full amount of the consolidated pre-tax profit portion of their annual bonus award is earned ratably from 100% up to 105% of the target attainment. Mssrs. Saville and Seremet begin to earn the new orders unit portion of their annual bonus award once the target is at least 85% attained. The full amount of the new orders unit portion of their annual bonus award is earned ratably from 85% up to 100% of the target attainment. Mr. Henley begins to earn the consolidated pre-tax profit portion of his annual bonus award once the target is at least 80% attained. The full amount of the consolidated pre-tax profit portion of his annual bonus award is earned ratably from 80% up to 105% of the target attainment. Mr. Henley begins to earn the new orders unit portion of his annual bonus award once the target is at least 85% attained. The full amount of the new orders unit portion of his annual bonus award is earned ratably from 85% up to 100% of the financial target attainment.
     Mr. Inman’s annual bonus opportunity will be based 55% upon our mortgage banking operations pre-tax profit (before annual bonus expense, stock-based compensation expense and certain corporate overhead cost allocations), 25% upon return on invested capital in the mortgage operations and 20% based on our new orders (net of cancellations). Mr. Inman begins to earn the mortgage banking pre-tax profit and return on invested capital portions of his annual bonus award once the target is at least 100% attained. The full amount of the mortgage banking pre-tax profit and return on invested capital portions of his annual bonus award is earned ratably from 100% up to 105% of the target attainment. Mr. Inman begins to earn the new orders unit portion of his annual bonus award once the target is at least 85% attained. The full amount of the new orders unit portion of his annual bonus award is earned ratably from 85% up to 100% of the target attainment.
Fixed Price Stock Options
     Stock Option Plans
     The potential single largest component of each of our named executive officers’ total compensation package is realized through the grant of fixed-price stock options, in which most of our management group participates. We believe that the use of stock options is the best “performance-based” equity vehicle because of our focus on growth in earnings per share, accomplished through both net income growth and the efficient use of capital. Our intent is that the named executive officers only be rewarded when our shareholders realize long-term growth in the price appreciation of our stock (we have never paid a dividend). Unless our financial performance over a long-term period drives an increase in our stock price, the options granted provide little or no value to our named executive officers, and if the price of the stock falls below the price at the grant date, the stock option provides no value. Conversely, we do not believe that restricted stock plans meet our compensation philosophy because restricted stock plans provide value to the recipient regardless of a company’s performance, providing value to an employee even if the stock price drops from the date of grant (unless the stock price falls to $0).
     Our practice has been to structure stock option plans to vest over a long-term period. None of our four most recently approved equity plans had options scheduled to vest within the first four and one-half year period from the grant date. The average length of time for full vesting under these plans is over seven and one half years from the date of grant. Following is a summary of the material terms of the four most recently approved stock option plans:

Term description	1996 Plan	1998 Plan	2000 Plan	2005 Plan
Exercise price	Market value on date of grant	Market value on date of grant	Market value on date of grant	Market value on date of grant

Repricing requires shareholder approval	No	Yes	Yes	Yes

Date options were granted to named executive officers(1)	May 30, 1996	May 26, 1999	May 3, 2001	May 26, 2005

Vesting Determination	Continued employment at vesting dates	Continued employment at vesting dates	Continued employment at vesting dates	Attainment of EPS Target (as defined below), then continued employment at vesting dates

Vesting period for named executive officers	One-third on each of December 31, 2000, 2001 and 2002	One-third on each of December 31, 2003, 2004 and 2005	One-quarter on each of December 31, 2006, 2007, 2008 and 2009	One-quarter on each of December 31, 2010, 2011, 2012, and 2013

Period from grant date to full vesting	Six years and seven months	Six years and seven months	Eight years and eight months	Eight years and seven months

(1)	Mr. Seremet and Mr. Henley received an additional grant of 1,835 options each on July 1, 2005 upon their appointment to CFO and Controller, respectively. See the Outstanding Equity Awards at December 31, 2006 Table below for the terms of these grants.
     The above chart illustrates that we have consistently sought improvements in our equity compensation plans to ensure that the majority of the named executive officers’ potential compensation was effectively aligned with our shareholders. We do not issue stock option grants annually. As noted above, we layer our stock option grants to employees such that there is one grant actively vesting over a four-year period, and another grant in a four to five year pre-vesting period. Also, all plans implemented after the 1996 Plan require shareholder approval to reprice options. This feature was added after we independently recognized the importance of shareholder-controlled repricing, and years before the American Stock Exchange’s amended listing rules took effect in 2003 mandating shareholder approval to reprice options. No options granted under the 1996 Plan, however, have ever been repriced. For the 2000 and 2005 Plans, the period from grant date to full vesting was increased by more than two years to almost nine years from the original grant date. We increased the full vesting time period to increase our probability of retaining our experienced management over a longer time period.
     For the 2005 Plan, all options granted are subject to both performance and service-based vesting conditions. No option granted under the 2005 Plan will become exercisable unless a performance target based on growth in diluted earnings per share (the “EPS Target”) is met. The EPS Target has been set at a level that reflects a growth rate in diluted earnings per share of 10% per year for four years, based on our 2004 diluted earnings per share of $66.42. We believe that earnings per share-based compensation incentivizes our employees to grow our operations while maintaining an efficient capital structure. The aggregate EPS Target is $339.00 per share, measured based on the sum of the actual diluted earnings per share results for the four annual periods ending December 31, 2005 through 2008. The performance requirement was added as a vesting condition to our stock option program in 2005 to ensure that potential share dilution from stock option exercises only occurred if our performance provided our shareholders with a long-term return of 10% over the four-year measurement period.The diluted earnings per share for the EPS Target will be calculated based on generally accepted accounting principles in effect at the end of each of the respective four years. Per the terms of the 2005 Plan, the EPS Target will not be adjusted for accounting rule changes that subsequently become effective. The service-based vesting condition for the 2005 Plan begins in 2010, with the first 25% installment vesting on December 31, 2010 and the subsequent installments vesting on December 31, 2011, 2012 and 2013. In addition, the 2005 Plan also contains “clawback” provisions that allow us to recapture realized stock option gains in the event that any holder of an option under the plan, including named executive officers, violates the non-compete provisions contained within the stock option agreement. The “clawback” provision allows for an eighteen-month “look back” from the date of any violation.
     “Total Fair Value Transfer”
     When issuing option grants under our option plans to our named executive officers, or to any employee of our company, we first establish a dollar value of the total targeted compensation to be awarded by position. After determining the salary and annual bonus components, these amounts are subtracted from the total targeted compensation to drive out the fair value that we want to transfer to the employee in the form of stock options over the vesting period. On the date of grant, we divide that total stock option fair value dollar amount by the per share fair value, calculated using the Black Scholes Option pricing model, to determine the number of options to award. Although we use what we consider to be a reasoned approach in determining the number of options to award our named executive officers using a formula that is based on a widely accepted option-pricing model, the ultimate value of the options issued only becomes clear when they are exercised. The stock options may wind up being worthless, or worth much more than the fair value initially estimated. As a result, we do not consider realizable gains from prior stock option grants when setting new grant amounts. We do not believe that it is a fair practice to offset current compensation by realized or unrealized stock option gains several years after the grants have been issued. Our goal is that the ultimate gain realized on option exercise exceeds our initial estimate of fair value because gains in excess of the estimated fair value calculated on the grant date are also realized by all of our other shareholders that held our common stock over that time period. We believe that limiting potential upside on option gains provides a disincentive for our named executive officers when focusing on long-term results, as our compensation philosophy dictates.
     Stock Option Grant Policies
     Our practice is to award grants to existing employees for new option plans as soon as administratively practicable after the Annual Meeting date at which the shareholders approved the plan. Our Annual Meetings are held in May of each year. The existing-employee grants for the 2000 Plan, which was not a shareholder approved plan, were also issued in May so that we would have consistent grant timing relative to the time of year. Our Compensation Committee has sole authority to grant options to the named executive officers, and the grant date is the date of Compensation Committee approval of the awards. The grant date for new employees is always their start date of employment, and in the case of an existing promoted employee, the grant date is the effective date that the employees start their new duties.

     We do not have a program, plan or practice in place to grant options in coordination with the release of material non-public information.
Stock Holding Requirements
     To complete the linkage between the interests of our senior management with our shareholders, we adopted stock ownership guidelines in 2000. These guidelines require the named executive officers (and certain other members of senior management) to acquire and continuously hold a specified minimum level of our shares for so long as we employ them in their respective positions. The Board of Directors determined the holding requirements for the named executive officers based on a review of holding policies for other publicly traded companies within our industry. Under our holding requirements, our named executive officers must acquire and hold shares with a total fair market value ranging from four- to eight-times their annual base salaries depending on position. Thus, for 2006, the holding requirements for each of the named executive officers are as follows:

			Dollar Holding
Name	Base Salary	Factor	Requirement
Dwight C. Schar (1)	$1,500,000	8	$12,000,000
Paul C. Saville	$800,000	8	$6,400,000
William J. Inman	$410,000	4	$1,640,000
Dennis M. Seremet	$430,000	6	$2,580,000
Robert W. Henley	$187,000	4	$748,000

(1)	As stated above Mr. Schar’s employment agreement was amended to reduce his 2007 base salary to $0. However, his holding requirement remains and is calculated on his minimum base salary per the agreement.
     Any named executive officer who does not meet his requirement must retain 50% of the net common stock received from option exercises until the holding requirement is attained. “Net common stock received” means the common stock received after the payment of the option price and the taxes withheld related to the option exercise. All named executive officers are currently in compliance with our stock ownership guidelines.
Personal Benefits
     Our named executive officers are entitled to and eligible only for the same fringe benefits for which all of our employees are eligible. We do not have programs in place to provide personal perquisites for any employee. Our healthcare and other insurance programs, including the program’s participation costs, are the same for all eligible employees. Our annual discretionary contribution to the NVR Employee Stock Ownership Plan, expressed as a percentage of eligible wages, and our NVR 401(k) matching contribution, are also the same for all eligible employees, subject to all applicable IRS contribution limits and formulas for plans of these types. Further, we do not offer defined benefit pension or supplemental executive retirement plans to any of our employees.
Accounting Impact and Tax Deductibility of Compensation
Accounting Impact
     We accrue our named executive officers’ salaries and bonus awards as an expense when earned by the officer. For our fixed-price stock options, Statement of Financial Accounting Standards (“SFAS”) 123R, Share-Based Payment, requires us to recognize compensation expense within our income statement for all share-based payment arrangements, which includes employee stock option plans. The expense is based on the grant-date fair value of the options granted, and is recognized ratably over the requisite service period. We adopted SFAS 123R under the modified prospective method. Under the modified prospective method, SFAS 123R applies to new awards and to awards modified, repurchased, or cancelled after January 1, 2006, as well as to the unvested portion of awards outstanding as of January 1, 2006. Our stock options are accounted for as equity awards.

Tax Deductibility
     Section 162(m) of the Internal Revenue Code limits the corporate deduction for compensation paid to the named executive officers to $1 million unless such compensation qualifies as “performance-based compensation.” Among other things, Section 162(m) requires approval of the performance-based compensation by our shareholders. We have concluded that the adverse tax impact of paying salaries and bonuses to our Chairman and CEO in excess of that limit were not significant enough to limit the salary and annual bonus amounts awarded. All of the compensation potentially earned by our named executive officers under our stock option plans qualify as “performance based” under 162(m), except for grants issued under the 2000 Plan, which was not shareholder approved.
Deferred Compensation Plan
     We have two deferred compensation plans, which we refer to as plans 1 and 2, respectively, for purposes of this discussion. We provide deferred compensation plans for three reasons: i) to encourage ownership of our common stock in furtherance of our compensation philosophy, ii) to establish a vehicle whereby named executive officers may defer the receipt of salary and bonus that otherwise would be nondeductible for company tax purposes into a period where we would realize a tax deduction for the amounts paid (see above Tax Deductibility discussion), and iii) to enable our named executive officers, and other members of management, to acquire shares of our common stock on a pre-tax basis in order to more quickly meet, and maintain compliance with, the stock holding requirements described above. In addition, the structure of our deferred compensation plans effectively increases the stock holding requirements for certain of our named executive officers, and places the earned compensation “at-risk” during the executive officer’s deferral period. Plan 1, which we adopted December 15, 1999, was closed for new contributions effective December 31, 2004. The named executive officers, solely at their election, may defer 100% of any earned salary or bonus into plan 2, which we adopted December 15, 2005. Stock option gains are prohibited by law from being deferred.
     The market value of a named executive officer’s deferred compensation accounts is not considered when setting their other current compensation. The compensation earned and deferred was already reviewed and analyzed based on the above described compensation philosophy and policies at the time the compensation was awarded. Had the executive officer instead elected to receive a payout of the compensation earned, and then invested those amounts externally, we would not have considered external investment experience when considering the amount by which we should compensate the executive officer. Thus, we do not believe it is either proper or necessary to consider the value of the executive officer’s deferred compensation account just because it is held in a plan we sponsor and is invested in our stock. In addition, had the amounts deferred been instead paid to the applicable named executive officer when earned (and not deferred until separation of service), we would have lost a substantial tax benefit that we will now receive as a result of the deferral. See the Nonqualified Deferred Compensation Table below for additional information on our deferred compensation plans.

Change of Control and Severance Payment
     Change of control provisions applicable to our named executive officers are either “single trigger”, meaning that the change of control event alone triggers either a payment or an acceleration of certain rights, or “double trigger”, meaning that the change of control coupled with the officer’s termination from service within a certain period of the time after the change in control triggers the payment or accelerated right.
     The change of control provision in the named executive officers’ employment agreements for the payment of severance is a double trigger. A double trigger for severance payments was selected because, unless the named executive officer’s employment is terminated after the change in control, his cash compensation in the form of salary and annual bonus would continue from the acquiring entity, which is what the severance payment is based upon and intended to replace. See the Narrative Disclosures of Termination and Change in Control Payments discussion below for additional information on these severance payments.
     The change of control provisions in the stock option agreements and the deferred compensation plans are single trigger, reflecting our intent that the named executive officers have the ability to use those shares to vote upon any proposed transaction, and to ensure that the named executive officer receives deferred compensation to which they are entitled. The change of control acceleration provisions are triggered for the 2005 Stock Option Plan regardless of whether the EPS Target (as defined under Fixed Priced Stock Options above) has been satisfied.
     We do not provide tax “gross ups” to our named executive officers in connection with any change in control or severance payment.
Other
     In the event that our previously reported financial results upon which our compensation plans are based are ever restated or otherwise adjusted, and the adjustment or restatement would have otherwise reduced the size of any compensatory award or payment previously paid, we would analyze the specific facts and circumstances of the event, and in consultation with the Compensation Committee and the Board, determine what actions are appropriate, if any, to recover the award. We have never experienced such an event.

THE FOLLOWING REPORT OF THE COMPENSATION COMMITTEE SHALL NOT BE
DEEMED TO BE “SOLICITING MATERIAL” OR TO BE “FILED” WITH THE
SECURITIES AND EXCHANGE COMMISSION UNDER THE SECURITIES ACT OF 1933
OR THE SECURITIES EXCHANGE ACT OF 1934 OR INCORPORATED BY REFERENCE
IN ANY DOCUMENT SO FILED.
Report of the Compensation Committee
The Compensation Committee hereby reports as follows:
1.	The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with NVR’s management; and

2.	Based on the review and discussion referred to in paragraph 1, the Compensation Committee recommended to the Board, and the Board has approved, that the Compensation Discussion and Analysis be included in our 2007 proxy statement to be incorporated by reference in our Annual Report on Form 10-K for the fiscal year ended December 31, 2006, for filing with the Securities and Exchange Commission.
The undersigned, constituting all of the members of the Compensation Committee during 2006, have submitted this report to the Board of Directors.
John M. Toups (Chairman), Timothy M. Donahue, Manuel H. Johnson, and David A. Preiser

2006 SUMMARY COMPENSATION TABLE

				Non-Equity
			Option	Incentive Plan	All Other
Name and		Salary	Awards	Compensation	Compensation	Total
Principal Position	Year	($)	($) (1)	($)	($) (2)	($)
Dwight C. Schar	2006	$1,500,000	$6,751,746	—	$9,300	$8,261,046
Chairman of the Board

Paul C. Saville	2006	$800,000	$3,348,317	—	$9,300	$4,157,617
Principal Executive Officer

William J. Inman	2006	$410,000	$1,203,190	$161,846	$8,800	$1,783,836
President, NVR Mortgage Finance, Inc.

Dennis M. Seremet	2006	$430,000	$1,311,576	—	$9,300	$1,750,876
Principal Financial Officer

Robert W. Henley	2006	$187,000	$255,932	—	$8,800	$451,732
VP and Controller

(1)	The amounts disclosed represent the stock option compensation expense that we recognized in our financial statements for each of the named executive officers during 2006 in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 123(R). The total charge includes stock option grants issued to each of the named executive officers on May 3, 2001 and May 26, 2005, and stock option grants issued on July 1, 2005 to Mr. Seremet and Mr. Henley. See the Outstanding Equity Awards at December 31, 2006 Table below. The May 26 and July 1, 2005 option grants were issued under a performance-based plan, and because we currently believe that it is probable that the performance target will be achieved, we are recording compensation for those grants in our financial statements.
•	For the May 3, 2001 stock option grants, the fair value valuation assumptions are as follows: i) the estimated option life is 10 years, ii) the risk free interest rate was 5.5% (based on a U.S. Treasury Strip due in a number of years equal to the stock option term), iii) the expected volatility equals 42.4%, and iv) the estimated dividend yield is 0%.

•	For the May 26, 2005 stock option grants, the fair value valuation assumptions are as follows: i) the estimated option life is 8.8 years, ii) the risk free interest rate was 4.0% (based on a U.S. Treasury Strip due in a number of years equal to the stock option term), iii) the expected volatility equals 34%, and iv) the estimated dividend yield is 0%.

•	For the July 1, 2005 stock option grants, the fair value valuation assumptions are as follows: i) the tranche-weighted estimated option life is 8.8 years, ii) the risk free interest rate was 4.1% (based on a U.S. Treasury Strip due in a number of years equal to the estimated option life), iii) the expected volatility equals 34%, and iv) the estimated dividend yield is 0%.

(2)	For each person named above, the “all other compensation” amounts include $8,800 contributed by us on their behalf to our Employee Stock Ownership Plan, which is a defined contribution plan, for the 2006 plan year. For Mssrs. Schar, Saville and Seremet, the amounts reported also includes a $500 matching contribution made by us pursuant to our 401(K) plan.

2006 Grants of Plan-Based Awards

		Estimated Future Payouts Under
		Non-Equity Incentive Plan Awards
		(1)
Name	Grant Date	Target	Maximum
Dwight C. Schar (2)	02/22/06	$1,500,000	$1,500,000

Paul C. Saville (2)	02/22/06	$800,000	$800,000

William J. Inman (2)	02/22/06	$410,000	$410,000

Dennis M. Seremet (2)	02/22/06	$430,000	$430,000

Robert W. Henley (2)	02/22/06	$187,000	$187,000

(1)	Amounts referred to in this table pertain to our annual bonus plan. See the Annual Bonus section in our Compensation Discussion and Analysis and the Narrative to Summary Compensation Table and Grants of Plan-based Awards below.

(2)	Mssrs. Schar, Saville, Seremet and Henley earned no annual bonus in 2006. Mr. Inman earned $161,846 for his 2006 annual bonus. See the Narrative to Summary Compensation Table and Grants of Plan-based Awards Table below.
Narrative Disclosure to Summary Compensation and Grants of Plan-Based Awards Tables
Employment Agreements
     We have entered into employment agreements with all of our named executive officers, except Mr. Henley. The agreements were entered into on July 1, 2005, and continue through January 1, 2011. As discussed above in our Compensation Discussion and Analysis, Mr. Schar’s agreement was amended on December 21, 2006 to reduce his 2007 salary and bonus opportunity to $0. The agreements can be extended if both the executive officer and we mutually agree to extend the term. The full agreements were filed as exhibits 10.1, 10.2, 10.3, 10.4 to a Form 8-K filed with the SEC on June 28, 2005, and Mr. Schar’s December 21, 2006 amendment was filed as exhibit 10.1 to a Form 8-K filed with the SEC on December 22, 2006. The two Forms 8-K can be found on the SEC’s website at www.sec.gov.
     Other than the applicable named executive officers’ titles, minimum base salary amounts and NVR stock holding requirements, the material terms in each agreement are essentially the same and cover:

•	Minimum base salaries:
	•	Mr. Schar	$1,500,000	(a)
	•	Mr. Saville	$650,000
	•	Mr. Inman	$390,000
	•	Mr. Seremet	$400,000
(a)	Effective January 1, 2006, Mr. Schar requested, and the Compensation Committee granted, a $500,000 reduction to his annual base salary to reflect his changed duties after the successful transition of his CEO responsibilities to Mr. Saville. As discussed above, on December 21, 2006, we amended Mr. Schar’s employment agreement at his request to permanently reduce his base salary to $1,500,000 and to reduce his 2007 salary and bonus opportunity to $0. For all other computational purposes in the employment agreement, i.e., his stock holding requirement and severance benefits, the $1,500,000 minimum base salary specified in the amendment is used;
•	Annual bonus eligibility up to 100% of base salary based on criteria determined by our Compensation Committee (see Compensation Discussion and Analysis – Annual Bonus above);

•	Eligibility to participate in our benefit plans at identical participation costs offered to all of our employees eligible to participate in those plans;

•	Eligibility to have reasonable business expenses reimbursed, subject to reimbursement policies to which all of our employees are subject equally;

•	The requirement of a continuous NVR stock holding requirement, as follows:

Name	Holding Requirement
Dwight C. Schar (1)	8 x current base salary
Paul C. Saville	8 x current base salary
William J. Inman	4 x current base salary
Dennis M. Seremet	6 x current base salary

(1)	As stated above, Mr. Schar’s employment agreement was amended to reduce his 2007 base salary to $0. However, his stock holding requirement remains and is calculated on his minimum base salary per the agreement.
•	Severance payments due under various termination scenarios (see Potential Payments Upon Termination or Change of Control below for additional information);

•	Covenants for the applicable named executive officers not to compete with us (see Potential Payments Upon Termination or Change of Control below for additional information); and

•	Extension of our indemnification to the applicable named executive officers during the performance of their duties to the fullest extent permitted by the laws of the Commonwealth of Virginia.

2006 Compensation
     For Mssrs. Schar, Saville, Seremet and Henley, all of the cash compensation earned was in the form of base salary during 2006. Further, we did not grant any stock options to the named executive officers during 2006 (see Compensation Discussion and Analysis – Fixed Price Stock Options above).
     Each of our named executive officers participates in our annual bonus plan. The Compensation Committee establishes financial targets at the beginning of each year that are tied to our annual business plan. Our named executive officers begin to earn the annual bonus award once the financial targets are at least 70% attained. The full amount of the annual bonus award is earned ratably from 70% up to 100% of the financial target attainment. The named executive officers can earn no more than 100% of their base salary as a bonus award, which is earned once 100% of the financial targets are attained. Attainment of greater than 100% of the financial target has no impact on the amount of the bonus award earned.
     By way of example, assume that the financial target is $100. The threshold would then equal $70 (70% of the target). If the actual measure was $85, the named executive officer would earn 50% of their base salary as an annual bonus award calculated as follows: Base Salary x [($85 - $70) / ($100 — $70)]. If exactly $70 is achieved as the actual result, no annual bonus would be earned, as follows: Base Salary x [($70 — $70) / ($100 — $70)]. If greater than $100 is actually achieved, the earned bonus award is capped at 100% of base salary. If more than one financial target is used, each separate financial target calculation is weighted to arrive at the total percentage of annual bonus earned.
     The bonus opportunity for Mssrs. Schar, Saville, Seremet and Henley in 2006 was measured 100% upon our consolidated pre-tax profit (before consolidated annual bonus and stock-based compensation expense but after all other charges). For 2006, the target consolidated pre-tax profit was established at $1,536,423,000, and the 70% threshold at which the annual bonus began to be ratably earned was $1,075,496,000. Our actual 2006 consolidated pre-tax profit was $1,055,960,000. Because the 2006 actual consolidated pre-tax profit was less than the 70% target threshold, Mssrs. Schar, Saville, Seremet and Henley earned no annual bonus in 2006.
     The bonus opportunity for Mr. Inman in 2006 was measured 50% on the mortgage banking operation’s pre-tax profit (before annual bonus expense, stock-based compensation expense and certain corporate overhead cost allocations), 25% on the mortgage banking operation’s return on invested capital, and 25% on our consolidated pre-tax profit defined above. For 2006, the target mortgage banking operation’s pre-tax profit was established at $84,063,000, and the 70% threshold at which that portion of the annual bonus began to be ratably earned was $58,844,000. The actual 2006 mortgage banking operation’s pre-tax profit was $69,808,000, resulting in 43.5% being earned for the 50% portion of Mr. Inman’s mortgage banking operation pre-tax profit award. For 2006, the target mortgage banking operation’s return on invested capital was established at 232.5%, and the 70% threshold at which that portion of the annual bonus began to be ratably earned was 162.7%. The actual 2006 mortgage banking operation’s return on invested capital was 212.2%, resulting in 71% being earned for the 25% portion of Mr. Inman’s mortgage banking operation return on invested capital award. Mr. Inman earned 0% of the 25% portion of his annual bonus award measured on consolidated pre-tax profit (see above). In the aggregate, Mr. Inman earned 39.5% of his base annual salary, or $161,846, calculated as follows: $410,000 x [(50% x 43.5%) + (25% x 71%) + (25% x 0%)].

OUTSTANDING EQUITY AWARDS AT DECEMBER 31, 2006

			Equity Incentive
	Number of	Number of	Plan Awards:
	Securities	Securities	Number of
	Underlying	Underlying	Securities
	Unexercised	Unexercised	Underlying	Option
	Options	Options	Unexercised	Exercise	Option
	(#)	(#)	Unearned	Price	Expiration
Name	Exercisable	Unexercisable	Options (#)	($)	Date
Dwight C. Schar:
2000 Option Plan (a)	100,000	300,000	—	$189.00	05/02/11
2005 Option Plan (b)	—	—	25,000	$737.00	05/25/15

Paul C. Saville:
1998 Option Plan (c)	77,500	—	—	$47.625	05/25/09
2000 Option Plan (a)	37,500	112,500	—	$189.00	05/02/11
2005 Option Plan (b)	—	—	25,000	$737.00	05/25/15

William J. Inman:
2000 Option Plan (a)	12,500	37,500	—	$189.00	05/02/11
2005 Option Plan (b)	—	—	10,000	$737.00	05/25/15

Dennis M. Seremet:
1998 Option Plan (c)	17,000	—	—	$47.625	05/25/09
2000 Option Plan (a)	12,500	37,500	—	$189.00	05/02/11
2005 Option Plan (b)	—	—	10,000	$737.00	05/25/15
2005 Option Plan (d)	—	—	1,835	$810.00	06/30/15

Robert W. Henley:
1996 Option Plan (e)	2,500	—	—	$105.46	12/21/10
2000 Option Plan (a)	1,750	5,250	—	$189.00	05/02/11
2005 Option Plan (b)	—	—	1,000	$737.00	05/25/15
2005 Option Plan (d)	—	—	1,835	$810.00	06/30/15

(a)	The options were granted on May 3, 2001. The exercise price of the options was equal to the market value of the underlying stock on the date of grant. Twenty-five percent of the options vest on each of December 31, 2006, 2007, 2008 and 2009, with vesting based solely upon continued employment.

(b)	The options were granted on May 26, 2005. The exercise price of the options was equal to the market value of the underlying stock on the date of the respective grants. The options vest in twenty-five percent increments in each of 2010, 2011, 2012 and 2013 if the EPS Target (as defined below) is achieved and contingent on continued employment. None of the options granted under the 2005 Stock Option Plan will become exercisable, other than in the case of a change in control (see the Narrative Disclosure of Termination and Change in Control Payments below), unless we satisfy a performance target based on growth in diluted earnings per share (the “EPS Target”). The EPS Target is set at a level that reflects a growth rate in diluted earnings per share of 10% per year for four years, based on our 2004 diluted earnings per share of $66.42. The aggregate EPS Target is $339.00 per share, measured based on the sum of the actual diluted earnings per share results for the four annual periods ending December 31, 2005 through 2008.

(c)	The options were granted on May 26, 1999. The exercise price of the options was equal to the market value of the underlying stock on the date of grant. One-third of the options vested on each of December 31, 2003, 2004 and 2005, with vesting based solely upon continued employment.

(d)	The options were granted on July 1, 2005, the date that Mr. Seremet was promoted to chief financial officer and Mr. Henley assumed the position of controller. The exercise price of the options was equal to the market value of the underlying stock on the date of grant. The options vest in 25% increments in each of 2010, 2011, 2012 and 2013 if the EPS Target (see explanation in (b) above) is achieved at the end of 2008 and contingent on continued employment.

(e)	The options were granted on December 22, 2000. The exercise price of the options was equal to the market value of the underlying stock on the date of grant. One-third of the options vested on each of December 31, 2003, 2004 and 2005, with vesting based solely upon continued employment.

2006 OPTION EXERCISES AND STOCK VESTED

	Option Awards
	Number of
	Shares	Value Realized
	Acquired	on
	on	Exercise
Name	Exercise (#)	($) (1)
Dwight C. Schar	83,333	$59,364,346

Paul C. Saville	11,700	$6,447,688

William J. Inman	16,667	$11,914,815

Dennis M. Seremet	3,000	$2,024,625

Robert W. Henley	—	$0

(1)	The value realized is calculated based on the difference between the market price of NVR common stock on the date of exercise and the respective exercise price, multiplied by the number of shares exercised.

2006 NON-QUALIFIED DEFERRED COMPENSATION TABLE

			Aggregate
	Executive	Registrant	Earnings	Aggregate	Aggregate
	Contributions in	Contributions	(Loss) in Last	Withdrawals/	Balance at Last
	Last FY	in Last FY	FY	Distributions	FYE
Name	($)	($)	($) (a)	($)	($)
Dwight C. Schar:
Plan 1 (b)	—	—	$(13,831,221)	—	$156,511,185
Plan 2 (c)	$3,476,520	—	$(242,955)	—	$3,233,565
Paul C. Saville:
Plan 1 (d)	—	—	$(6,035,331)	—	$68,294,535
Plan 2 (e)	$600,000	—	$(98,998)	—	$501,002
William J. Inman:
Plan 1 (f)	—	—	$(4,923,888)	—	$55,717,680
Dennis M. Seremet:
Plan 1 (g)	—	—	$(2,310,039)	—	$26,139,915
Robert W. Henley	—	—	—	—	—

(a)	Earnings solely represent unrealized earnings/(losses) of the market value of the NVR common stock held in the respective officer’s deferred compensation account. We have never paid a dividend.

(b)	Mr. Schar deferred a total of $30,171,848 of earned compensation, all of which was previously reported by us in prior years’ Summary Compensation Tables within our proxy statements.

(c)	The amounts were voluntarily deferred by Mr. Schar in 2006 and include his $2,000,000 annual bonus for 2005 that was due to be paid to him in cash on March 15, 2006, and $1,476,520 of his 2006 salary, which was deferred equally in monthly installments as his annual salary was due and payable. We reported the 2005 annual bonus in our 2006 proxy statement, and the amount deferred from his 2006 salary is included in the Summary Compensation Table above.

(d)	Mr. Saville deferred a total of $15,995,411 of earned compensation, all of which was previously reported by us in prior years’ Summary Compensation Tables within our proxy statements.

(e)	The amount was voluntarily deferred by Mr. Saville in 2006 and includes his $600,000 annual bonus for 2005 that was due to be paid to him in cash on March 15, 2006. We reported the 2005 annual bonus in our 2006 proxy statement.

(f)	Mr. Inman deferred a total of $12,274,639 of earned compensation, all of which was previously reported by us in prior years’ Summary Compensation Tables within our proxy statements.

(g)	Mr. Seremet deferred a total of $7,334,970 of earned compensation, all of which was previously reported by us in prior years’ Summary Compensation Tables within our proxy statements.
Narrative to the 2006 Non-Qualified Deferred Compensation Table
     We have two deferred compensation plans, which we refer to as plans 1 and 2, respectively, for purposes of this discussion. Plan 1, which we adopted on December 15, 1999, is closed for new contributions effective December 31, 2004. The named executive officers, solely at their election, may defer 100% of any earned salary or bonus into plan 2, which we adopted December 15, 2005. Stock option gains are prohibited by law from being deferred.
     Amounts deferred are invested in a fixed number of shares of our common stock, which is purchased on the open market at fair market value. This is the only investment choice for named executive officers. All amounts placed in the deferred compensation plan are amounts already due to the named executive officer; we do not make employer contributions to their accounts. Further, earnings on deferred amounts solely represent appreciation/(depreciation) of the market value of the NVR shares of common stock held. We do not provide for a minimum return or guarantee a minimum payout amount. These are “at risk” investments. The shares of our common stock held in each named executive officer’s account is distributed to the named executive officer upon expiration of the deferral period. The deferral period expires for Plan 1 at the named executive officer’s termination of employment, and expires for Plan 2 six months after the named executive officer’s termination of employment.

NARRATIVE DISCLOSURES OF TERMINATION AND CHANGE OF CONTROL PAYMENTS
     Our named executive officers are eligible to receive certain termination and/or change in control payments and acceleration rights under certain of the compensation arrangements that they hold with us. These payments and acceleration rights are contained within the executive officers’ employment agreements, employee stock option agreements and deferred compensation plan agreements.
Employment Agreements
     As noted in the Narrative Disclosure to the Summary Compensation Table, we employ Mssrs. Schar, Saville, Inman and Seremet pursuant to employment agreements (Mr. Henley does not have an employment agreement with us). The agreements cover the additional payments that would be due to these individuals in the following termination scenarios: 1) death, 2) disability, 3) retirement, 4) cause, 5) without cause, 6) voluntary, 7) voluntary within one year after a change in control, and 8) voluntary upon the election or appointment of a new Chairman and/or CEO accompanied by a change in business philosophy. The terms are identical in each of the agreements.
     We do not believe that we should pay our applicable named executive officers any incremental compensation upon termination when the termination is by either choice or due to conduct that is potentially detrimental to our company. Thus, we do not provide any of our named executive officers any incremental severance benefits other than any amounts already earned and accrued at the date of termination if the termination is voluntary (unless due to a change in control of our company), including voluntary upon the election or appointment of a new Chairman and/or CEO, or due to cause (as defined below).
     The two-month severance benefit (see below) upon termination due to death or disability reflects what we believe to be a modest transition for the applicable named executive officer or their family for termination events that are sudden and beyond their control. We provide severance benefits of 200% of base salary for terminations without cause or that are voluntary within one year after a change in control. This amount reflects our belief that it is difficult for senior managers to find comparable employment opportunities in a short period of time, particularly after experiencing a termination that was beyond their control. We provide a severance benefit of 100% of base salary upon retirement. We do not provide our named executive officers defined benefit or supplemental executive retirement plans, and we consider the 100% severance payment a nominal reward for length of service. Specifically, severance payments under the above scenarios are summarized below.

Termination Events
•	Death or Disability. The applicable named executive officer would be entitled to receive in a lump sum his then annual base salary and accrued pro-rated annual bonus, assuming that the maximum of 100% of base salary is earned for the period ending on the last calendar day of the second calendar month following the month in which the death or disability occurred. Assuming a December 31, 2006 termination event for death or disability, payments would be as follows:

Name	Salary Due	Bonus Due	Total Due
Dwight C. Schar	$250,000	$250,000	$500,000
Paul C. Saville	$133,333	$133,333	$266,666
William J. Inman	$ 68,333	$ 68,333	$136,666
Dennis M. Seremet	$ 71,667	$ 71,667	$143,334
•	Retirement. Upon retirement, the applicable named executive officer would be entitled to receive, in twelve monthly installments, an amount equal to 100% of his then annual base salary and any accrued pro-rated annual bonus, assuming that the maximum of 100% of base salary is earned, the annual bonus being paid at the same time that all of our other employees are paid their annual bonus. Assuming a December 31, 2006 termination event in connection with retirement, payments would be as follows:

Name	Salary Due	Bonus Due	Total Due
Dwight C. Schar	$1,500,000	$1,500,000	$3,000,000
Paul C. Saville	$ 800,000	$ 800,000	$1,600,000
William J. Inman	$ 410,000	$ 410,000	$ 820,000
Dennis M. Seremet	$ 430,000	$ 430,000	$ 860,000
•	Cause. The applicable named executive officers are not entitled to receive any payments after the date of termination for cause. Termination for “cause” is a termination due to:
•	the officer being convicted of any felony, other crime involving moral turpitude, or any crime or offense which results in his incarceration for more than three months;

•	gross misconduct in connection with the performance of his duties as described within the employment agreement; or

•	the officer materially breaching affirmative or negative covenants or undertakings described in the employment agreement, such as the agreement’s non-compete provisions.
•	Without cause. The applicable named executive officer would be entitled to receive, in twelve monthly installments, an amount equal to 200% of his then annual base salary. In addition, we would provide the executive with up to $60,000 of outplacement services. Assuming a December 31, 2006 termination event without cause, payments would be as follows:

	Salary	Outplacement	Total
Name	Due	Due	Due
Dwight C. Schar	$3,000,000	$60,000	$3,060,000
Paul C. Saville	$1,600,000	$60,000	$1,660,000
William J. Inman	$ 820,000	$60,000	$ 880,000
Dennis M. Seremet	$ 860,000	$60,000	$ 920,000
•	Voluntary. The applicable named executive officer is not entitled to receive any payments after the date of termination.

•	Voluntary within one year after a change in control. The applicable named executive officer would be entitled to receive, in twelve monthly installments, an amount equal to 200% of his then annual base salary, and accrued pro-rated annual bonus under the assumption that 100% of the bonus would have been paid for that year. A change of control means i) any person or group acquires 20% or more of our stock, ii) substantially all of our assets are sold to another party, iii) we are liquidated or dissolved, or adopt a plan to do so, or iv) we are merged into another entity or we are taken private, and the executive officer experiences a significant reduction in responsibilities. Assuming a December 31, 2006 termination event in connection with a change in control, payments would be as follows:

Name	Salary Due	Bonus Due	Total Due
Dwight C. Schar	$3,000,000	$1,500,000	$4,500,000
Paul C. Saville	$1,600,000	$ 800,000	$2,400,000
William J. Inman	$ 820,000	$ 410,000	$1,230,000
Dennis M. Seremet	$ 860,000	$ 430,000	$1,290,000
•	Voluntary termination upon the election or appointment, as applicable, of a new Chairman and/or Chief Executive Officer. The applicable named executive officer is not entitled to receive any payments after the date of termination.
Conditions to Receipt of Payment
     The covenants within the employment agreements include non-compete provisions, including the prohibition from:
•	engaging, on the individual’s or another entity’s behalf in the homebuilding or mortgage businesses as an employee, greater than 1% owner, manager or otherwise;

•	inducing or attempting to induce any customers or potential customers from conducting business with us;

•	hiring or attempting to hire our employees; or

•	utilizing the services of or trying to acquire land, goods or services from, any of our developers or subcontractors.
     The periods that the non-compete provisions cover are as follows:
•	During their term of employment with us, the named executive officers are bound by the non-compete covenants at all times.

•	For two years after termination, the named executive officer is bound by the non-compete covenants if the termination was voluntary, due to retirement, for cause, or without cause.

•	The named executive officer is not bound by the non-compete covenants after their termination date if the termination was voluntary within one year after a change in control, or voluntary upon the election or appointment, as applicable, of a new Chairman and/or Chief Executive Officer.

Stock Option Agreements
     We have granted each of the named executive officers stock options pursuant to individual option agreements. Each option agreement provides for the acceleration of vesting of all unvested options if we experience a “change in control” (as defined below). This includes any outstanding and unearned options under the 2005 Stock Option Plan prior to achievement of the EPS Target. See Compensation Discussion and Analysis – Fixed Price Stock Options above. The accelerated vesting is based on a single trigger, meaning that the named executive officer does not need to terminate employment to receive the acceleration right. The “change of control” provisions within the named executive officers’ agreements are identical to the “change of control” provisions within the agreements for all other participants of the respective stock option plans. Generally, the “change of control” provision is triggered upon:
•	our merger, consolidation, reorganization or other business combination with one or more other entities in which we are not the surviving entity;

•	our selling substantially all of our assets to another entity; or

•	our experiencing any transaction resulting in any person or entity owning 20% or more of the total number of our voting shares, or any person commencing a tender or exchange offer to acquire beneficial ownership of 20% or more of the total number of our voting shares.
     Assuming we experience a change in control on December 31, 2006, the market value realized on the accelerated stock options for each of the named executive officers would be as follows:

			Market Price
			of NVR
	Number of	Option	Common	Per Share	Market Value
	Options	Exercise	Stock at	Intrinsic Value	Realized on
	Accelerated	Price	12/31/06	at 12/31/06	Acceleration
Name	(#)	($)	($)	($)	($)
Dwight C. Schar:
2000 Option Plan	300,000	$189.00	$645.00	$456.00	$136,800,000
2005 Option Plan	25,000	$737.00	$645.00	$(92.00)	—

Total					$136,800,000
Paul C. Saville:
2000 Option Plan	112,500	$189.00	$645.00	$456.00	$51,300,000
2005 Option Plan	25,000	$737.00	$645.00	$(92.00)	—

Total					$51,300,000
William J. Inman:
2000 Option Plan	37,500	$189.00	$645.00	$456.00	$17,100,000
2005 Option Plan	10,000	$737.00	$645.00	$(92.00)	—

Total					$17,100,000
Dennis M. Seremet:
2000 Option Plan	37,500	$189.00	$645.00	$456.00	$17,100,000
2005 Option Plan	10,000	$737.00	$645.00	$(92.00)	—
2005 Option Plan	1,835	$810.00	$645.00	$(165.00)	—

Total					$17,100,000
Robert W. Henley:
2000 Option Plan	5,250	$189.00	$645.00	$456.00	$2,394,000
2005 Option Plan	1,000	$737.00	$645.00	$(92.00)	—
2005 Option Plan	1,835	$810.00	$645.00	$(165.00)	—

Total					$2,394,000

Deferred Compensation Plans
     Under the deferred compensation plans (see Compensation Discussion and Analysis – Non-Qualified Deferred Compensation Plans above for more information on these plans), each named executive officer receives a lump sum distribution immediately if we experience a “change in control”, rather than receiving their account balance at separation of service. The “change of control” provisions within the deferred compensation plans are equally applicable to all participants within the plans.
•	Plan 1. Generally, the “change of control” provision is the same as the “change in control” provision set forth in our stock option agreements, as summarized above.

•	Plan 2. Generally, the “change of control” provision is triggered if (i) we experience any transaction resulting in any person or entity owning 50% or more of the total fair market value or total voting power of our shares, (ii) we experience any transaction resulting in any person or entity acquiring 35% or more of the total fair market value or total voting power of our shares during a 12-month period, (iii) a majority of our board of directors is replaced during any 12-month period by new directors not endorsed by a majority of our board of directors who were on our board immediately preceding the new appointments or elections, or (iv) we sell to another entity our assets that have a total gross fair market value equal to or more than 40% of the total gross fair market value of our total assets.
     Assuming a change in control under the deferred compensation plans at December 31, 2006, the market value of the accelerated account balances is presented in the Non-Qualified Deferred Compensation Plans table above.

2006 DIRECTOR COMPENSATION TABLE

	Fees Earned or
	Paid in Cash	Option Awards	Total
Name	($)(2)	($) (3) (4)	($)
Dwight C. Schar (1)	—	—	—
C. Scott Bartlett, Jr.	$50,000	$304,457	$354,457
Robert C. Butler	$54,800	$575,719	$630,519
Timothy M. Donahue	$45,200	$74,598	$119,798
Manuel H. Johnson	$66,400	$304,457	$370,857
William A. Moran	$37,200	$304,457	$341,657
David A. Preiser	$50,000	$304,457	$354,457
George E. Slye	$42,000	$304,457	$346,457
John M. Toups	$46,800	$304,457	$351,257
(1)	Mr. Schar, who as our executive Chairman is also one of our named executive officers, receives no additional compensation for his service as a director. His compensation as a named executive officer is disclosed above in the Summary Compensation Table.

(2)	Mr. Johnson, the Audit Committee Chairman, is paid an annual retainer equal to $36,000 per annum for serving as a director. All other non-employee Board members are paid a $26,000 annual retainer. The differential paid to Mr. Johnson recognizes additional duties imposed upon him as the Audit Committee Chairman due to the passage of the Sarbanes-Oxley Act of 2002. Non-employee Board members are paid fees of $1,600 for each Board and Committee meeting attended during 2006. Reasonable incidental travel and out-of-pocket business expenses are reimbursed as incurred in accordance with the policies to which all of our executive officers and employees are subject.

(3)	The amounts disclosed represent the stock option compensation expense that we recognized in our financial statements for each of the Board members during 2006 pursuant to SFAS 123(R). The total charge includes stock option grants issued to Mssrs. Bartlett, Johnson, Moran, Preiser, Slye and Toups on May 3, 2001; a stock option grant issued to Mr. Butler on May 1, 2002; stock option grants issued to each of the directors, except Mr. Donahue, on July 28, 2005; and stock options issued to Mr. Donahue on January 1, 2006. See footnote 4 below for the directors’ outstanding equity awards as of December 31, 2006.
•	For the May 3, 2001 grants, the fair value valuation assumptions are as follows: i) the estimated option life is 10 years, ii) the risk free interest rate was 5.5% (based on a U.S. Treasury Strip due in a number of years equal to the stock option term), iii) the expected volatility equals 42.4%, and iv) the estimated dividend yield is 0%.

•	For the May 1, 2002 grant, the fair value valuation assumptions are as follows: i) the estimated option life is 10 years, ii) the risk free interest rate was 5.5% (based on a U.S. Treasury Strip due in a number of years equal to the stock option term), iii) the expected volatility equals 40.7%, and iv) the estimated dividend yield is 0%.

•	For the July 28, 2005 grants, the fair value valuation assumptions are as follows: i) the estimated tranche-weighted option life is 8.7 years, ii) the risk free interest rate was 4.1% (based on a U.S. Treasury Strip due in a number of years equal to the stock option term), iii) the expected volatility equals 34%, and iv) the estimated dividend yield is 0%.

•	For the January 1, 2006 grant, the aggregate grant date fair value of the award, computed in accordance with SFAS 123(R), was $472,136. The fair value valuation assumptions are as follows: i) the tranche-weighted estimated option life is 8.4 years, ii) the risk free interest rate was 4.5% (based on a U.S. Treasury Strip due in a number of years equal to the estimated option life), iii) the expected volatility equals 34%, and iv) the estimated dividend yield is 0%.

(4)	The following table sets forth the outstanding stock option awards for our directors at December 31, 2006, excluding Mr. Schar’s outstanding grant awards which are disclosed in the above Outstanding Equity Awards at December 31, 2006 table for the named executive officers:

			Equity Incentive
	Number of	Number of	Plan Awards:
	Securities	Securities	Number of
	Underlying	Underlying	Securities
	Unexercised	Unexercised	Underlying	Option
	Options	Options	Unexercised	Exercise	Option
	(#)	(#)	Unearned	Price	Expiration
Name	Exercisable	Unexercisable	Options (#)	($)	Date
C. Scott Bartlett, Jr.:
1998 Plan (a)	7,875	—	—	$49.06	05/25/09
2000 Option Plan (b)	4,250	12,750	—	$189.00	05/02/11
1998 Option Plan (c)	—	—	1,100	$907.75	07/27/15
Robert C. Butler:
1998 Option Plan (d)	4,250	12,750	—	$369.75	04/30/12
1998 Option Plan (c)	—	—	1,100	$907.75	07/27/15
Timothy M. Donahue:
1998 Option Plan (e)	—	—	1,355	$702.00	12/31/15
Manuel H. Johnson:
1998 Plan (a)	12,500	—	—	$49.06	05/25/09
2000 Option Plan (b)	4,250	12,750	—	$189.00	05/02/11
1998 Option Plan (c)	—	—	1,100	$907.75	07/27/15
William A. Moran:
1998 Plan (a)	3,125	—	—	$49.06	05/25/09
2000 Option Plan (b)	4,250	12,750	—	$189.00	05/02/11
1998 Option Plan (c)	—	—	1,100	$907.75	07/27/15
David A. Preiser:
2000 Option Plan (b)	4,250	12,750	—	$189.00	05/02/11
1998 Option Plan (c)	—	—	1,100	$907.75	07/27/15
George E. Slye:
2000 Option Plan (b)	4,250	12,750	—	$189.00	05/02/11
1998 Option Plan (c)	—	—	1,100	$907.75	07/27/15
John M. Toups:
1998 Plan (a)	12,500	—	—	$49.06	05/25/09
2000 Option Plan (b)	4,250	12,750	—	$189.00	05/02/11
1998 Option Plan (c)	—	—	1,100	$907.75	07/27/15

(a)	The options were granted on May 26, 1999. The exercise price of the options was equal to the market value of the underlying stock on the date of grant. The applicable director received a grant of 12,500 options, which vested 25% on each of December 31, 2002, 2003, 2004 and 2005, with vesting based solely upon continued services being provided as a director.

(b)	The options were granted on May 3, 2001. The exercise price of the options was equal to the market value of the underlying stock on the date of grant. The applicable director received a grant of 17,000 options, which vest in 25% increments on each of December 31, 2006, 2007, 2008 and 2009, with vesting solely based upon continued services being provided as a director on the vesting dates.

(c)	The options were granted on July 28, 2005. The exercise price of the options was equal to the market value of the underlying stock on the date of the respective grants. The options vest in 25% increments in each of 2010, 2011, 2012 and 2013 if the EPS Target (as defined above in footnote b to the Outstanding Equity Awards at December 31, 2006 table for the named executive officers) is achieved and contingent on continued services being provided as a director on the vesting dates.

(d)	The options were granted on May 1, 2002. The exercise price of the options was equal to the market value of the underlying stock on the date of grant. The applicable director received a grant of 17,000 options, which vest in 25% increments on each of December 31, 2006, 2007, 2008 and 2009, with vesting based solely upon continued services being provided as a director on the vesting dates.

(e)	The options were granted on January 1, 2006. The exercise price of the options was equal to the market value of the underlying stock on the date of the respective grants. The options vest in 25% increments on each of December 31, 2010, 2011, 2012 and 2013 if the EPS Target (as defined above in footnote b to the Outstanding Equity Awards at December 31, 2006 table for the named executive officers) is achieved and contingent on continued services being provided as a director on the vesting dates.
Stock Holding Requirements
     To link the interests of our Board of Directors with our shareholders, we adopted stock ownership guidelines in 2000. These guidelines require the members of our Board of Directors to acquire and continuously hold a specified minimum level of our shares for so long as they serve as directors. Under our holding requirements, Board members must acquire and hold shares with a total fair market value equal to five times the annual board retainer fee, which is $130,000 for all of the Board members, with the exception of Mr. Johnson whose holding requirement is $180,000 due to his higher annual board retainer. Board members must satisfy the holding requirement within three years of first becoming subject to the holding requirements, and at a minimum, have satisfied one-third of the requirement after one year, and two-thirds of the requirement after two years. All members of our Board of Directors are in compliance with our stock ownership guidelines.

Approval of Independent Auditors
(Proposal 2)
     At the Annual Meeting, our Board of Directors will recommend shareholder ratification of the appointment of KPMG LLP as our independent auditor for the year 2007. If the appointment is not ratified, the Board will consider whether it should select another independent auditor. Representatives of KPMG LLP are expected to be present at the meeting to respond to shareholders’ questions and will have an opportunity to make a statement if they so desire.
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS VOTING “FOR”
THE APPROVAL OF KPMG LLP AS NVR’S INDEPENDENT AUDITORS FOR 2007.
DISCLOSURE OF FEES PAID OR ACCRUED FOR KPMG LLP DURING THE YEARS ENDED DECEMBER 31:

	2006	2005
Audit fees:
Audit fees and quarterly reviews	$350,190	$327,000
Section 404 internal control audit	283,500	270,000
Comfort letter/ Consents	—	9,000
SEC comment letter and amended filings	33,155	—
Reimbursable expenses	5,524	—

Total audit fees	672,369	606,000

Audit-related fees:
Employee benefit plan audit	30,000	28,000

Tax fees:
State tax appeal assistance	6,101	11,794

All other fees:	—	—

Total fees	$708,470	$645,794

     The Audit Committee annually evaluates what types of audit and non-audit services (permitted by law) that, subject to certain limits, can be entered into with pre-approval authority granted by the Audit Committee and will grant that authority, if applicable, pursuant to an Audit Committee resolution. During 2006, and for 2006 only, the Audit Committee delegated to our Chairman of the Audit Committee (the “Chairman”), CEO and CFO, together or separately, in our name and on our behalf, the authority, subject to individual cost limits, to engage KPMG LLP to perform 1) accounting guidance and technical assistance for the implementation of newly issued accounting pronouncements and standards, 2) accounting guidance and technical assistance related to the application of existing accounting pronouncements and standards to our transactions, and 3) SEC registration statement comfort letters and consents, together in an aggregate amount for all services not to exceed 50% of the annual audit fee, provided that the Chairman, the CEO and CFO reported any such audit-related or non-audit services to the full Audit Committee at its next regularly scheduled meeting. During 2006, $23,460 of the $33,155 related to our SEC comment letter and amended filings was paid pursuant to the delegated authority granted by the Audit Committee.

     During 2005, and for 2005 only, the Audit Committee delegated to our Chairman, CEO and CFO, together or separately, in our name and on our behalf, the authority, subject to individual cost limits, to engage KPMG LLP to perform 1) accounting guidance and technical assistance for the implementation of newly issued accounting pronouncements and standards, 2) accounting guidance and technical assistance related to the application of existing accounting pronouncements and standards to our transactions, 3) assistance in the process of gathering documentation for tax audits and management of them prior to receipt of a potential assessment, 4) assistance in the resolution of assessments from tax audits, 5) assistance in the development and implementation of tax saving strategies and 6) SEC registration statement comfort letters and consents; together in an aggregate amount for all services not to exceed 50% of the annual audit fee, provided that the Chairman, the CEO and CFO reported any such audit-related or non-audit services to the full Audit Committee at its next regularly scheduled meeting. During 2005, only the $9,000 KPMG consent fee related to our 2005 Stock Option Plan and $3,294 of the $11,794 for state tax appeal assistance were paid pursuant to the delegated authority granted by the Audit Committee.

AMENDMENT TO RESTATED ARTICLES OF INCORPORATION
(Proposal 3)
Proposed Amendment
     Our Board of Directors has approved, declared advisable and recommends that the shareholders approve an amendment to our Restated Articles of Incorporation to provide for a majority voting standard in uncontested elections of directors and a plurality voting standard in contested elections of directors, both based on votes cast at a meeting where a quorum is present. A copy of the Restated Articles of Incorporation marked to show this amendment is attached to this Proxy Statement as Appendix B.
     We are incorporated in the Commonwealth of Virginia, and Section 13.1-669 of the Virginia Stock Corporation Act (Voting for directors; cumulative voting) provides that unless otherwise provided in the articles of incorporation, directors are elected by a plurality of the votes cast by the shares entitled to vote in the election at a meeting at which a quorum is present. Currently, our Restated Articles of Incorporation are silent as to a voting standard. Thus, our directors are currently elected by a plurality of the votes cast by the shares entitled to vote pursuant to the Virginia Stock Corporation Act. The proposed amendment to the Restated Articles of Incorporation provides that, except with respect to the filling of vacancies as provided in our Bylaws and unless otherwise required by law, each director shall be elected in an uncontested election of directors by a majority of the votes cast by the shares entitled to vote in the election. If, however, the number of nominees for director exceeds the number of directors to be elected, each director shall continue to be elected by a plurality of the votes cast by the shares entitled to vote in the election. A majority of the votes cast means that the number of shares voted “for” a director must exceed the number of shares voted “against” that director.
     Our Board of Directors has approved certain conforming amendments to our Bylaws that would become effective following shareholder approval of this amendment to our Restated Articles of Incorporation. The amendments to the Bylaws do not require shareholder approval.
     Our Board of Directors has also approved a director resignation policy that would become effective upon shareholder approval of the Restated Articles of Incorporation and which would be included in our Corporate Governance Guidelines. The director resignation policy would require a nominee who already serves as a director to tender his or her resignation if he or she fails to receive the required number of votes for re-election. The Nominating Committee will promptly consider the resignation offer of any such director and recommend to the Board whether to accept the tendered resignation or reject it. The Board will act on and publicly disclose its decision with respect to the Nominating Committee’s recommendation no later than 90 days following the submission of the resignation offer. The Board expects that any director who tenders his or her resignation pursuant to this Policy will not participate in the Nominating Committee recommendation or Board action regarding whether to accept or reject the tendered resignation.
     Our directors believe the proposed amendment to adopt majority voting in the election of directors provides a greater level of accountability of directors to shareholders and reflects corporate governance best practice. If approved by the shareholders, this new standard will be effective with the next election of directors in 2008.

Required Vote
     The affirmative vote of holders of a majority of the outstanding shares of our common stock is required for approval of this amendment to the Restated Articles of Incorporation of NVR, Inc.
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS VOTING “FOR”
THE APPROVAL OF AMENDING NVR’S RESTATED ARTICLES OF
INCORPORATION.
Shareholder Proposals
     Our bylaws were amended in 2005 by the Board to add advance notice provisions for shareholder proposals to be presented at any annual meeting, including director nominations. Proposals of holders of Common Stock intended to be considered for our next annual meeting of Shareholders must be received by us no earlier than November 22, 2007, and no later than December 22, 2007, and must comply with applicable rules of the Securities and Exchange Commission in order to be considered. We must receive on or before November 22, 2007 proposals of holders of Common Stock intended to be included in our proxy statement for our next annual meeting of Shareholders.
Other Matters
     Management knows of no other business to be presented for action at the Annual Meeting, other than those items listed in the notice of the Annual Meeting referred to herein. If any other business should properly come before the Annual Meeting, or any adjournment thereof, it is intended that the proxies will be voted in accordance with the best judgment of the persons acting thereunder.
     Our Annual Report on Form 10-K for 2006, including consolidated financial statements and other information, accompanies this Proxy Statement but does not form a part of the proxy soliciting material. A complete list of the shareholders of record entitled to vote at our Annual Meeting will be open and available for examination by any shareholder, for any purpose germane to the Annual Meeting, between 9:00 a.m. and 5:00 p.m. at our offices at 11700 Plaza America Drive, Suite 500, Reston, Virginia 20190, from April 20, 2007 through May 3, 2007 and at the time and place of the Annual Meeting.
     Copies of our most recent Annual Report on Form 10-K, including the financial statements and schedules thereto, which we are required to file with the SEC, will be provided without charge upon the written request of any shareholder. Such requests may be sent to Investor Relations, NVR, Inc., 11700 Plaza America Drive, Suite 500, Reston, Virginia, 20190. Our SEC filings are also available to the public from our website at http://www.nvrinc.com, and the SEC’s website at http://www.sec.gov.

By Order of the Board of Directors,
/s/ James M. Sack
James M. Sack
Secretary and General Counsel

Reston, Virginia
March 22, 2007

Appendix A
NVR, Inc.
Nominating Committee Policies and Procedures for the Consideration of
Board of Director Candidates
The following amended and restated policies and procedures were adopted by the NVR, Inc. (the “Company”) Nominating Committee (the “Committee”) on November 1, 2005:
I.	Policy Regarding Director Candidates Recommended by Security Holders.
A.	The Company will consider all director candidates recommended by shareholders owning at least 5% of the Company’s outstanding shares at all times during the preceding year that meet the qualifications established by the Board of Directors (the “Board”).
II.	Director Minimum Qualifications.
A.	Each director nominee is evaluated in the context of the full Board’s qualifications as a whole, with the objective of establishing a Board that can best perpetuate the success of the Company’s business and represent shareholder interests through the exercise of sound judgment. Each director nominee will be evaluated considering the relevance to the Company of the director nominee’s respective skills and experience, which must be complementary to the skills and experience of the other members of the Board;

B.	A substantial majority of the Board shall be independent as defined by the applicable exchange on which the Company’s shares are listed. The Audit, Compensation, Corporate Governance, Nominating and Qualified Legal Compliance Committees will be comprised solely of independent directors;

C.	Director nominees must possess a general understanding of marketing, finance and other elements relevant to the success of a large publicly-traded company in today’s business environment, and an understanding of the Company’s business on an operational level;

D.	Each director may be assigned committee responsibilities. A director nominee’s educational and professional backgrounds must be consistent with the director nominee’s committee assignment (e.g., director nominees who will be assigned to the audit committee must be financially literate as defined within the Company’s Audit Committee Charter);

E.	Director nominees must demonstrate a willingness to devote the appropriate time to fulfilling Board duties;

F.	Director nominees shall not represent a special interest or special interest group whose agenda is inconsistent with the Company’s goals and objectives or whose approach and methods are inconsistent with what the Board believes is in the best interest of the Company’s shareholders; and

G.	Director nominees shall not be a distraction to the Board, nor shall a director nominee be disruptive to the achievement of the Company’s business mission, goals and objectives.
III.	Procedures for Consideration of Security Holder Nominations.
A.	Security holder nominations must include ALL of the information described in paragraphs C. through H. below and must be received in its entirety by the 120th calendar day before the date of the company’s proxy statement released to security holders in connection with the previous year’s annual meeting to be considered for the next scheduled annual meeting of shareholders;

B.	Security holder nominations must be in writing and submitted via registered mail or overnight delivery service to the Nominating Committee Chairman at the Company’s corporate headquarters’ address;

C.	Supporting documentation must be submitted that allows the Nominating Committee to verify ownership of not less than 5% of the Company’s outstanding shares at all times during the immediately preceding year;

D.	The shareholder must submit an affidavit from the director nominee stating that if elected, the director nominee is willing and able to serve on the Company’s Board for the full term to which the director nominee would be elected. The affidavit must also acknowledge that the director nominee is aware of, has read and understands the Company’s Code of Ethics, Standards of Business Conduct, Corporate Governance Guidelines, and Board of Director Committee Charters (collectively, the “Corporate Governance Documents”), and further that the director nominee acknowledges that, if elected, the director nominee is subject to and will abide by the Corporate Governance Documents;

E.	The director nominee must submit a signed independence questionnaire. This questionnaire shall be distributed to the director nominee upon receipt of a properly delivered security holder director nomination request, and must be returned within five days of receipt via registered mail or overnight delivery service to the Company’s Corporate Secretary and Nominating Committee Chairman, or designee;

F.	The shareholder must submit documentation as to the director nominee’s qualifications, which at a minimum must include:
1.	A complete biography;

2.	Full employment history, including current primary occupation;

3.	A signed consent form and waiver authorizing the Company to perform a full background investigation of the director nominee, including criminal and credit history, from a security firm acceptable to the Company in its sole discretion, an original report of which must be sent directly from the security firm to the Company’s Corporate Secretary and Nominating Committee Chairman, or designee;

4.	Documentation of educational levels attained, complete with official transcripts issued directly by the educational institution and sent directly from the educational institution to the Company’s Corporate Secretary and Nominating Committee Chairman, or designee. The Nominating Committee may waive this requirement if the security firm performing the background investigation verifies that the director nominee completed the educational levels indicated by the director nominee;

5.	Disclosure of all special interests and all political and organizational affiliations; and

6.	A complete list of clients if the director nominee is a consultant, attorney or other professional service provider;
G.	The shareholder must submit any additional information required to be included in the Company’s proxy statement for director nominees which determination will be made by the Company in its sole and absolute discretion (including, without limitation, information regarding business experience, involvement in legal proceedings, security ownership and transactions with the Company or management); and

H.	The information submitted by the security holder must include relevant contact information (e.g., address, phone numbers) for the submitting shareholder and the director nominee.
IV.	Identification and Evaluation of Director Candidates.
A.	For directors standing for reelection, the Nominating Committee may consider:
1.	The general qualifications as noted above;

2.	The director’s attendance at Board and Committee meetings; and

3.	The director’s participation and contributions to Board activities.
B.	The Nominating Committee may consider the following when identifying and evaluating an individual who is not currently a Company director:
1.	Use of outside executive search firms or referrals, as appropriate; and

2.	Consideration of the Company’s minimum director qualifications as noted above in light of the specific qualifications possessed by the individual being considered; and
C.	Regardless of the source of the nomination, individuals being considered for nomination to the Company’s Board, who are not currently directors, must provide to the Company the information described in Section III, paragraphs D – H.

Appendix B
EXHIBIT A
RESTATED ARTICLES OF INCORPORATION
OF
NVR, INC.
     1. Name. The name of the corporation is NVR, Inc. (herein called the “Corporation”).
     2. Purposes. The purpose or purposes for which the Corporation is organized are to transact any or all lawful business for which corporations may be incorporated under the Virginia Stock Corporation Act.
     3. Registered Office and Agent. The post office address of the registered office of the Corporation is 8270 Greensboro Drive, Suite 810, McLean, Virginia 22102. The name of the county in which the registered office is located is the County of Fairfax. The name of the registered agent of the Corporation is James M. Sack, who is Secretary of the Corporation and a member of the Virginia State Bar, and whose business office is the same as the registered office of the Corporation.
     4. Capital Stock.
          (a) The aggregate number of shares of all classes of stock which the Corporation shall have authority to issue is seventy-five million (75,000,000) shares, with a par value of one cent ($.01) per share, of which 60,000,000 shall be Common Stock and 15,000,000 shares shall be preferred stock, which shall have such designations and such preferences, limitations, and relative rights as may be established by one or more amendments of these Articles of Incorporation adopted by the Board of Directors or the shareholders in accordance with the Virginia Stock Corporation Act.
          (b) The Corporation shall not issue any nonvoting equity securities provided that this provision, which is included in these Articles of Incorporation in compliance with section 1123(a)(6) of the United States Bankruptcy Code of 1978, as amended, shall have no force or effect beyond that required by such section 1123(a)(6) and shall be effective only for so long as such section 1123(a)(6) is in effect and applicable to the Corporation.
     5. Reserved.
     6. No Preemptive Rights. No shareholder of the Corporation shall have any preemptive rights to purchase, subscribe for or otherwise acquire any stock or other securities of the Corporation, whether now or hereafter authorized, and any and all preemptive rights are hereby denied.

     7. Directors.
          (a) The number of directors of the Corporation shall be no less than seven and no more than thirteen, as determined from time to time by the Board of Directors by resolution. The Board of Directors of the Corporation shall be divided into three classes that are as equal in number as possible. The initial directors of the first class (Class I) shall hold office for a term expiring at the 1994 annual meeting of shareholders; the initial directors of the second class (Class II) shall hold office for a term expiring at the 1995 annual meeting of shareholders; and the initial directors of the third class (Class III) shall hold office for a term expiring at the 1996 annual meeting of shareholders. At each annual meeting of shareholders after 1994, the successors to the class of directors whose terms then shall expire shall be identified as being of the same class as the directors they succeed and elected to hold office for a term expiring at the third succeeding annual meeting of shareholders. Any reduction of the authorized number of directors will not have the effect of removing any director prior to the expiration of such director’s term. The existence of a vacancy on the board of directors shall not affect the validity of any action taken by the board of directors during the pendency of such vacancy.
          (b) Directors shall be removed only for cause and only by the affirmative vote of holders of shares of the Corporation having a majority of the votes entitled to be cast in the election of directors in accordance with procedures set forth in the bylaws, not inconsistent with these Articles of Incorporation. For purposes of this Article 7, “cause” shall mean, with regard to any director, (i) a director’s continuing, willful failure, or physical inability, to perform the duties required of his or her position, (ii) gross negligence or breach of fiduciary duty by a director in the performance of his or her duties as a director, (iii) the conviction or plea of nolo contendere to a crime by a director that constitutes a felony under the laws of the United States, or any state thereof, which results or was intended to result directly or indirectly in gain or personal enrichment by such director at the expense of the Corporation or involves moral turpitude, or (iv) material breaches (following notice and an opportunity to cure) of any covenants by the director contained in any agreement between the director and the Corporation or any subsidiary.
          (c) Except with respect to the filling of vacancies as provided in the Corporation’s Bylaws, and unless otherwise required by law, each director shall be elected by a majority of the votes cast by the shares entitled to vote in the election at a meeting at which a quorum is present; provided that if the number of nominees exceeds the number of directors to be elected, each director shall be elected by a plurality of the votes cast by the shares entitled to vote in the election at a meeting at which a quorum is present. For purposes of this Article 7(c), a majority of the votes cast means that the number of shares voted “for” a director must exceed the number of shares voted “against” that director.

     8. Indemnification.
          (a) The Corporation shall to the fullest extent permitted by the laws of the Commonwealth of Virginia, as presently in effect or as the same hereafter may be amended and supplemented, indemnify an individual who is or was a director or officer of the Corporation or any constituent corporation or other business entity absorbed by the Corporation in a merger or consolidation, or, at the request of the Corporation or such other corporation or business entity, any other corporation or business entity and who was, is, or is threatened to be made a named defendant or respondent in any threatened, pending or completed action, suit, or proceeding, whether civil, criminal, administrative or investigative and whether formal or informal (collectively, a “proceeding”) by reason of the fact that such individual is or was a director or officer of the Corporation, against any obligation to pay a judgment, settlement, penalty, fine (including any excise tax assessed with respect to any employee benefit plan) or other liability and reasonable expenses (including counsel fees) incurred with respect to such a proceeding, except such liabilities and expenses as are incurred because of such director’s or officer’s willful misconduct or knowing violation of the criminal law. The Corporation is authorized to contract in advance to indemnify and make advances and reimbursements for expenses to any of its directors or officers to the same extent provided in this Article 8. The Corporation also shall have the authority to indemnify any of its employees or agents, upon a determination of the board of directors that such indemnification is appropriate, to the same extent as the indemnification of its directors and officers permitted in this Article 8.
          (b) Unless a determination has been made that indemnification is not permissible, the Corporation shall make advances and reimbursements for expenses reasonably incurred by a director or officer in a proceeding as described above upon receipt of an undertaking from such director or officer to repay the same if it is ultimately determined that such director or officer is not entitled to indemnification. Such undertaking shall be an unlimited, unsecured general obligation of the director or officer and shall be accepted without reference to such director’s or officer’s ability to make repayment.
          (c) The determination that indemnification under this Article is permissible, the authorization of such indemnification (if applicable), and the evaluation as to the reasonableness of expenses in a specific case shall be made as provided by law. The termination of a proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent shall not of itself create a presumption that a director or officer acted in such a manner as to make him ineligible for indemnification.
          (d) For the purposes of this Article 8, every reference to a director or officer shall include, without limitation, (i) every director or officer of the Corporation, (ii) an individual who, while a director or officer, is or was serving at the Corporation’s request as a director, officer, partner, trustee, employee or agent of another foreign or domestic corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, (iii) an individual who formerly was a director or officer of the Corporation or occupied any of the other positions referred to in clause (ii) of this sentence, and (iv) the estate, personal representative, heirs, executors and administrators of a director or officer of the Corporation or other person referred to herein. Service as a director, officer, partner, trustee, employee or agent of another foreign or domestic corporation, partnership, joint venture, trust, employee benefit plan or other enterprise controlled by the Corporation shall be deemed service at the request of the Corporation. A director or officer shall be deemed to be serving an employee benefit plan at the Corporation’s request if such person’s duties to the Corporation also impose duties on, or otherwise involve services by, such person to the plan or to participants in or beneficiaries of the plan.

          (e) Indemnification pursuant to this Article 8 shall not be exclusive of any other right of indemnification to which any person may be entitled, including indemnification pursuant to a valid contract, indemnification by legal entities other than the Corporation and indemnification under policies of insurance purchased and maintained by the Corporation or others. No person shall be entitled to indemnification by the Corporation, however, to the extent such person is actually indemnified by another entity, including an insurer. In addition to any insurance which may be maintained on behalf of any director, officer, or other person, the Corporation is authorized to purchase and maintain insurance against any liability it may have under this Article 8 to protect any of the persons named above against any liability arising from their service to the Corporation or any other entity at the Corporation’s request, regardless of the Corporation’s power to indemnify against such liability. The provisions of this Article 8 shall not be deemed to preclude the Corporation from entering into contracts otherwise permitted by law with any individuals or entitles other than those named in this Article 8.
          (f) The provisions of this Article 8 shall be applicable from and after its adoption even though some or all of the underlying conduct or events relating to a proceeding may have occurred before such adoption. No amendment, modification or repeal of this Article 8 shall diminish the rights provided hereunder to any person arising from conduct or events occurring before the adoption of such amendment, modification or repeal. If any provision of this Article 8 or its application to any person or circumstance is held invalid by a court of competent jurisdiction, the invalidity shall not affect other provisions or applications of this Article 8, and to this end the provisions of this Article 8 are severable.
     9. Limitation of Liability of Officers and Directors. Except as otherwise provided by the laws of the Commonwealth of Virginia, as presently in effect or as the same hereafter may be amended and supplemented, no damages shall be assessed against an officer or director in any proceeding brought by or in the right of the Corporation or brought by or on behalf of shareholders of the Corporation. The liability of an officer or director shall not be eliminated as provided in this Article 9 if the officer or director engaged in willful misconduct or a knowing violation of the criminal law or any federal or state securities law, including, without limitation, any laws prohibiting insider trading or manipulation of the market for any security. The provisions of this Article 9 shall be applicable from and after its adoption even though some or all of the underlying conduct or events relating to a proceeding may have occurred before such adoption.
     10. Amendment. These articles or incorporation may be amended by the affirmative vote of a majority of the entire board of directors, to the extent permitted by the Virginia Stock Corporation Act, or by the affirmative vote of holders of a majority of the outstanding shares of the Corporation, or, if more than one voting group is entitled to vote separately on such amendment, a majority of the outstanding shares in such voting group, at a meeting at which a quorum is present with respect to each voting group eligible to vote separately on such amendment; provided that the provisions of Article 7 shall not be amended prior to May 1, 1995 unless the amendment shall have been approved and recommended to the shareholders by all directors then in office.
     11. Perpetual Existence. The duration of the Corporation shall be perpetual.
     12. Certain Transactions. The Corporation shall not be subject to Article 14 (Affiliate Transactions) or Article 14.1 (Control Share Acquisitions) of the Virginia Stock Corporation Act.

MR A SAMPLE DESIGNATION (IF ANY) ADD 1 ADD 2 ADD 3 ADD 4 ADD 5 ADD 6		000004 XXXXXXXXXXXXXX	000000000.000000 ext 000000000.000000 ext 000000000.000000 ext	000000000.000000 ext 000000000.000000 ext 000000000.000000 ext

Using a blank ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

Annual Meeting Proxy Card

▼ PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A	Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposals 2 - 3.

1.	Election of Directors:	For	Withhold		For	Withhold		For	Withhold	+

	01 - Manuel H. Johnson	☐	☐	02 - David A. Preiser	☐	☐	03 - Paul W. Whetsell	☐	☐

	04 - John M. Toups	☐	☐

		For	Against	Abstain
2.	Ratification of appointment of KPMG LLP as independent auditors for the year ending December 31, 2007.	☐	☐	☐

4.	In their discretion, the proxies are authorized to vote upon any other business that may properly come before the meeting.

		For	Against	Abstain
3.	Approval of an amendment to NVR’s restated articles of incorporation to provide for majority voting of our directors in uncontested elections.	☐	☐	☐

B	Non-Voting Items
Change of Address — Please print new address below.

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below
Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

▼ PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — NVR, Inc.

Proxy for the Annual Meeting of Shareholders
May 4, 2007
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
The undersigned hereby appoints James M. Sack, Dennis M. Seremet and Robert W. Henley, or any of them, as proxies (and if the undersigned is a proxy, as substitute proxies), each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side, all shares of common stock of NVR, Inc. held of record by the undersigned on March 1, 2007 at the Annual Meeting of Shareholders to be held at NVR’s Corporate Headquarters, 11700 Plaza America Drive, Suite 500, Reston, Virginia, 20190, on Friday, May 4, 2007 at 11:30 A.M. and at any adjournments or postponements thereof.
If there are shares allocated to the undersigned in the NVR, Inc. Profit Sharing Trust Plan or the Employee Stock Ownership Plan, the undersigned hereby directs the Trustee to vote all full and fractional shares as indicated on the reverse of this card. Shares for which no voting instructions are received by May 1, 2007 will be voted by the Trustee in the same proportion as all other shares which have been voted.
This proxy when properly executed will be voted as directed. If no direction is given with respect to a particular proposal, this proxy will be voted FOR the election of the four nominees for director, FOR items 2 AND 3 AND otherwise in the discretion of the proxies.
PLEASE MARK, DATE, SIGN, AND RETURN THIS PROXY CARD PROMPTLY, USING THE ENCLOSED ENVELOPE.
CONTINUED AND TO BE SIGNED ON THE REVERSE